UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hercules Capital, Inc.

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400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

SPECIAL MEETING OF STOCKHOLDERS

NOTICE OF MEETING

HERCULES CAPITAL, INC.

Time	9:00 a.m., Pacific Time

Date	June 29, 2017

Place	Four Seasons Hotel, 2050 University Ave, East Palo Alto, CA 94303.

Purpose	1.	To approve an Investment Advisory Agreement between Hercules Capital, Inc. and Hamilton Advisers LLC.

	2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You have the right to receive notice of and to vote at the special meeting if you were a stockholder of record at the close of business on May 3, 2017. We plan to begin mailing this Proxy Statement on or about May 18, 2017 to all stockholders entitled to vote their shares at the special meeting.

Voting by Proxy

Please submit a proxy card or, for shares held in “street name,” voting instruction form as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the special meeting.

The enclosed Proxy Statement is also available at materials.proxyvote.com/427096. Stockholders may request a copy of the Proxy Statement by contacting our main office at (650) 289-3060.

By Order of the Board,

General Counsel, Chief Compliance Officer

and Secretary

                    , 2017

QUESTIONS AND ANSWERS

At the Special Meeting of Stockholders of Hercules Capital, Inc. (the “Company”) to be held on June 29, 2017, you will have the opportunity to vote on the Proposal (as defined below). We recommend that you carefully read the attached Proxy Statement, which describes the Proposal in detail. The following “Questions and Answers” are provided for your convenience. The “Company,” “Hercules,” “HTGC,” “we,” “us” and “our” refer to Hercules Capital, Inc. and its wholly owned subsidiaries and its affiliated securitization trusts on or after February 25, 2016 and “Hercules Technology Growth Capital, Inc.” and its wholly owned subsidiaries and its affiliated securitization trusts prior to February 25, 2016 unless the context otherwise requires.

Q:	Why did you send me this Proxy Statement?

A:	We sent this Proxy Statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at a special meeting of stockholders (the “Meeting”). The primary purpose for the Meeting is to consider the approval of an investment advisory agreement (the “Advisory Agreement”) for the Company. As described in more detail in this Proxy Statement, stockholders are being asked to consider an Advisory Agreement because the Board has approved the Company moving from an internally managed structure to an externally managed structure, and the Advisory Agreement would be entered into between us and an external adviser. For the Company to become externally managed, it must enter into an investment advisory agreement with a third-party adviser, and any such agreement must be approved by the stockholders of the Company. The Meeting will be held at the Four Seasons Hotel, 2050 University Ave, East Palo Alto, CA 94303 on June 29, 2017, at 9:00 a.m., Pacific Time.

Q:	What information is included in this Proxy Statement?

A:	This Proxy Statement summarizes the information regarding the matters to be voted upon at the Meeting. You do not need to attend the Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the Meeting. Further information on voting your shares is provided below under “How do I vote?”

We plan to begin mailing this Proxy Statement on or about May 18, 2017 to all stockholders entitled to vote their shares at the Meeting. Please be certain to sign, date and return the proxy card you receive from us in order to be able to vote your shares at the Meeting.

Q:	What are the Board’s recommendations on how to vote my shares?

A:	The Board recommends the following:

•	Proposal (the “Proposal”)—FOR the approval of the Advisory Agreement between the Company and Hamilton Advisers LLC (the “Adviser”).

In addition, if other matters are presented at the Meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine. Such additional matters may include procedural matters, such as whether to adjourn the Meeting to be reconvened at a later date.

Q:	Why am I being asked to vote on the Advisory Agreement?

A:

As noted above, the Company is recommending a change in management structure from an internally managed business development company to an externally managed business development company. If the stockholders approve the proposed Advisory Agreement, then this change will occur, and the Company will enter into the Advisory Agreement with the Adviser. Under the Investment Company Act of 1940, as

i

    QUESTIONS AND ANSWERS

amended (the “1940 Act”), any investment advisory contract with a third-party must be approved by a majority of the voting securities as defined in the 1940 Act of a registered investment company or business development company, including the Company.

Q:	What is an externally managed business development company and how is it different from an internally managed business development company?

A:	An externally managed structure is used by nearly all business development companies and other investment companies. An externally managed business development company does not have any employees, but instead the investment and management functions are provided by an outside investment adviser and administrator under any advisory and administrative services agreements. In an internally managed business development company (which is the Company’s current structure) all of these services are provided by employees of the business development company and the nature of the investment activity they can conduct as well as the nature of compensation and incentive arrangements that the company can provide are limited by the requirements of the 1940 Act.

Q:	Why is the Company seeking to change to an externally managed structure at this time?

A:	In the past, the internally managed structure has served the Company well; however, the competitive environment has changed. A number of external asset managers are now sponsoring business development companies. Because of their external management structure, these managers can both offer a wide variety of financial products to prospective portfolio companies and sponsors than a single purpose internally managed business development company such as the Company is able to offer. In addition, external advisers have greater flexibility in compensating and therefore attracting and retaining professional talent than does an internally managed business development company which is subject to the limitations imposed by the 1940 Act. Therefore, the Company is seeking to change to an external management structure in order to better compete and take advantage of benefits that arise from that structure.

Q:	What are the benefits to the Company and its stockholders of an external management structure?

A:	External managers have a greater ability to develop additional investment products and thereby spread operating costs over a larger and more diversified asset base, enabling funds that they advise to benefit from cost savings, greater economies of scale and deeper management resources. If and when the Adviser advises other funds and pools of assets, the Company could begin to realize such benefits as well. External managers also have greater flexibility to structure employee compensation, providing them with a competitive advantage over internally managed business development companies in attracting and retaining talent. Accordingly, the Adviser, as an external manager, will be better positioned to retain its employees who might otherwise be tempted to leave to join companies with flexible compensation structures and will be better able than the Company to compete for talent with other external advisers. As a result, the Company should benefit from the improved availability of talent at the Adviser.

As an external manager, the Adviser will have the ability to manage broader and more diversified categories of assets without adversely affecting the returns achieved by the Company or increasing the Company’s risk profile with respect to its investments. The Company’s management believes that such diversification could lead to increased investment opportunities for the Company to consider. Should the Adviser be successful in expanding the diversity of the assets that it manages, the Company’s management believes that the Company will benefit because it and any other funds or accounts managed by the Adviser will, as a group, be a more desirable destination for prospective portfolio companies and their sponsors who are seeking a variety of financial solutions and a variety of financial structures, including those which the Company itself does not offer within its investment objectives. The Company believes that it will also benefit from the introduction of new investment opportunities through a greater number of contacts with the universe of portfolio companies and sponsors. Certain stockholders who wish to avail themselves of the services of the Adviser’s management team to invest in asset classes will be able to do so, while those who do not wish to do so will be able to find their investment in the Company unaffected by this diversification.

QUESTIONS AND ANSWERS

The Company also believes that being an externally managed business development company could enable it to pursue a more diversified portfolio of assets that are non-eligible portfolio company assets. Eligible portfolio companies include companies that have not issued registered securities (or which have publicly listed securities and a market capitalization of less than $250 million), which are not private investment companies organized under Section 3(c) under the 1940 Act, or which are not organized or have a principal place of business outside the United States. A rise in the equity markets may result in increased market valuations of certain of the Company’s existing and prospective portfolio companies, which may lead to new investments with such companies being qualified as non-eligible portfolio company assets. The Company believes that, if the Advisory Agreement is approved by stockholders, and subject to the adoption of policies and procedures to ensure equitable treatment and the receipt of certain regulatory relief, the Company will be able to co-invest with other funds or accounts managed by the Adviser, thereby allowing the Company to develop a more diversified portfolio of both eligible portfolio company and non-eligible portfolio company assets.

Q:	How would the Company be structured if the Advisory Agreement is approved?

A:	As an externally managed business development company, the Company’s investment management functions will be provided by the Adviser, and Hamilton Capital Management LLC, a wholly-owned subsidiary of the Adviser (the “Administrator”), will provide the Company with administrative services pursuant to an administration agreement to be entered into between the Company, the Adviser and the Administrator as of the effective date of the Advisory Agreement (the “Administration Agreement”). We expect that these services will be performed by substantially all of the Company’s current employees who will become employees of the Adviser and/or the Administrator. We expect that the Adviser and Administrator will enter into a staffing agreement under which certain employees of the Administrator will provide investment management services to the Adviser at its expense.

Accordingly, the Company does not contemplate that there will be a material change in the way it functions following externalization. Because the Adviser’s activities could be more varied as a result of spending time and resources managing other funds and business development companies, the Adviser has agreed that it will provide at least 30 days’ advance notice in writing to the Board before it proposes to manage or advise any other business development company or any registered investment company, separately managed account, or private investment company (i.e., an investment vehicle that would be an investment company, but for the exemptions available under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act). Moreover, the Adviser will provide the Board, including the Independent Directors (as defined below), with all information they reasonably request relevant to the Board’s consideration of the potential effect of any such undertaking on the Adviser’s ability to carry out its obligations to the Company under the Advisory Agreement.

Q:	If the Advisory Agreement is approved, how will the change to external management affect the day-to-day operations of the Company?

A:	Following approval of the Advisory Agreement, the Adviser will provide our investment advisory services and the Administrator will provide our administrative services. Instead of directly compensating our employees for providing such services, as is the case today, the Company will pay the Adviser for such services under the terms of the Advisory Agreement and the Administration Agreement. The fee which has been structured to be aligned with stockholders’ interests will provide an objective, results-based formula for determining the cost of managing the Company, as compared with the current costs, which include bonuses to management that cannot be objectively determined because of restrictions under the 1940 Act. The 1940 Act also limits the Company’s use of formulas or other non-discretionary objective performance goals or criteria in incentive plans. See “Terms of the Advisory Agreement” on page 9 and “Terms of the Administration Agreement” on page 17, for a more detailed description of the Advisory Agreement and the Administration Agreement (as defined below) and the fees and expenses payable or reimbursable under those agreements.

    QUESTIONS AND ANSWERS

While externalizing the Company’s management would involve a restructuring of the Company, we believe that, if implemented, the Advisory Agreement would not disrupt the ongoing management of the Company. We expect that the present investment selection process would continue and that the Adviser, led by Manuel A. Henriquez, the Company’s Chairman, President and Chief Executive Officer as well as Co-Founder, as the controlling member of the Adviser, would seek to provide the Company with at least the same nature, quality and level of services as those currently provided by the Company’s personnel. In fact, it is currently expected that the Company’s investment management and administrative services will be performed by substantially all of the Company’s current employees (including substantially all of the Company’s investment professionals) who will become employees of the Adviser and/or the Administrator following the implementation of the Advisory Agreement.

Q:	What will be done to be sure that the Adviser is focused on the Company’s interests?

A:	With an external investment adviser, the Company and its Board will need to monitor potential conflicts of interest among the Adviser, the Company and other funds or accounts managed by the Adviser. In addition, the Company and the Board will have to ensure that the investment professionals hired by the Administrator and provided to the Company by the Adviser have sufficient time and resources to provide appropriate levels of service under the Advisory Agreement. Other leading business development companies have confronted these challenges and have successfully managed these potential conflicts of interest and resource allocation issues. The Board and the Company’s management believe that these potential challenges can be, and will be, managed appropriately, and the Company could benefit, perhaps significantly, from a change to external management.

Q:	What are the benefits of retaining the Adviser as the Company’s investment adviser?

A:	The Board believes that the retention of the Adviser as the Company’s investment adviser offers a key potential benefit for the Company and its stockholders, namely the continuity of the management team. Manuel A. Henriquez, who owns the Adviser, is currently the Company’s Chairman, President and Chief Executive Officer as well as Co-Founder. Mr. Henriquez co-founded the Company in 2004 and has been the Company’s chairman and chief executive officer since 2004 and president since 2005. Under the leadership of Mr. Henriquez the Company has grown to become one of the leading business development companies focused on venture lending in the technology, life sciences, and sustainable and renewable technology industries. Upon approval by the company’s stockholders of the Advisory Agreement, Mr. Henriquez would continue to be responsible for making the Company’s key investment decisions and lead the direction of the Company (Mr. Henriquez’s affirmative vote, along with the majority vote of the investment committee is currently required prior to the Company proceeding with any investment). However, instead of performing this function solely in his capacity as an officer of the Company, he would do so as the controlling member of the Adviser.

Furthermore, it is currently expected that, once the Adviser has been registered with the Securities and Exchange Commission (the “SEC”) and the Advisory Agreement has been approved by the Company’s stockholders, the Company’s investment management and administrative services will be performed by substantially all of the Company’s current employees (including the Company’s investment professionals) who will become employees of the Adviser and/or the Administrator. Thus, the Company does not expect the implementation of the Advisory Agreement to disrupt its management and operations. Under its existing management, the Company has been one of the most successful companies in its field with total stockholder return of 25.9%, 8.7% and 110.7% over the last one, three and five year periods, respectively. The Board believes that certain stockholders have invested in the Company to avail themselves of the skills of the existing management team. Retaining the Adviser as the Company’s investment adviser will allow the Company and its stockholders to continue to benefit from this management team, while creating the opportunity to realize the other benefits described above for the Company as an externally managed business development company.

QUESTIONS AND ANSWERS

Q:	What are the fees that will be paid under the Advisory Agreement?

A:	The fee structure to be paid under the Advisory Agreement creates strong incentives for the Adviser to achieve high rates of net investment income and provides benefits to the Company resulting from increase in scale. The fee is intended to be better aligned with stockholder interests than certain of the fixed fee structures common in advisory agreements with business development companies. Under the Advisory Agreement, the Company would pay the Adviser a fee for investment advisory and management services consisting of two components—a base management fee (between 2.00% and 1.25% of the average gross assets of the Company, depending on the Company’s average gross assets) and an incentive fee.

The incentive fee will consist of two parts: (i) one part will be based on the Company’s pre-incentive fee net investment income; and (ii) the other part will be based on the capital gains received on our portfolio of securities on a cumulative basis from January 1 through December 31 of each calendar year, computed net of all realized capital losses for the same period and unrealized capital depreciation for the same period.

In addition to the fees payable under the Advisory Agreement, the Company and the Adviser have agreed in a separate agreement that, within three (3) business days of the effective date of the Advisory Agreement, the Company will pay the Adviser a one-time payment representing accrued compensation through the date immediately preceding the Effective Date due to employees of the Company who are expected to become employees of the Adviser and/or the Administrator. The Company will receive a credit against advisory fees payable to the extent such one-time payment is not used for this purpose. These compensation components are described, in detail, below under “One-Time Payments.”

Q:	How much will the Company pay to the Adviser as a base management fee?

A:	The base management fee will range from 2.00% to 1.25% depending on the Company’s average gross assets under management. The base management fee contains breakpoints that are intended to pass on economies of scale to the Company’s stockholders as the Company’s gross assets increase. The base management fee is tiered so as to progressively reduce as the business grows, lowering the burden on investors. Specifically, as illustrated in the table below, the base management fee steps down as the Company’s assets under management grow:

Gross Assets		Fee %	Effective Rate*
$ —	$1,650,000	2.00%	2.00%
$1,650,000	$2,000,000	1.75%	1.96%
$2,000,000	$2,350,000	1.50%	1.89%
$2,350,000	$3,000,000+	1.25%	1.75%

*	Effective fee rates are based on the high end of the AUM range for each tier.

Q:	How much will the Company pay as an incentive fee to the Adviser?

A:	The incentive fee has two components, a portion based on the Company’s pre-incentive fee net investment income and a portion based on the capital gains received on our portfolio of securities on a cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation for that same calendar year.

v

    QUESTIONS AND ANSWERS

The portion of the incentive fee based on net investment income is graduated and has a hurdle rate of 7.00%, below which no incentive fee would be earned with respect to net investment income. If the hurdle rate is achieved, then the Adviser would receive a “catch up” fee that would compensate the Adviser as if there had not been a hurdle rate. As shown by the table below, if the hurdle rate were exceeded, the Adviser would receive an incentive fee that ranges between 5.00% and 30.00% depending on the extent to which net investment income exceeds 7.00%.

Pre-Incentive NII**		HTGC %	Adviser %	Effective Rate*
0.00%	7.00%	100.00%	0.00%	0.00%
7.00%	8.00%	95.00%	5.00%	5.00%
8.00%	8.50%	90.00%	10.00%	5.29%
8.50%	9.00%	85.00%	15.00%	5.83%
9.00%	9.50%	80.00%	20.00%	6.58%
9.50%	10.00%	75.00%	25.00%	7.50%
10.00%	10.00%+	70.00%	30.00%	—

*	Effective fee rates are based on the high end of each tier.
**	If the Company’s pre-incentive fee net investment income exceeds the 7.00% hurdle rate, the Adviser will receive a catch-up, which would compensate the Adviser at a rate of 5.00% of the Company’s pre-incentive fee net income from 0.00% to 7.00% as if there had not been a hurdle rate. As discussed below, this catch-up results in 100% of pre-incentive fee net investment income between 7.00% and 7.3684% being allocated to the Adviser.

With respect to the capital gains incentive fee, the Adviser will receive 20.00% of the Company’s realized capital gains, if any, on a cumulative basis from January 1 through December 31 of each calendar year, computed net of all realized capital losses for the same period and unrealized capital depreciation for the same period.

Q:	What impact would the implementation of the Advisory Agreement have on the Company’s expenses?

A:	We believe that we cannot precisely compare the costs to the Company of operating under the internal management structure to those expected to be incurred using an external management structure. For example, the portion of certain fixed costs, such as rent, are expected to decline under external management since a portion of those costs will be borne by the Adviser or, over time, by other funds or accounts managed by the Adviser, and therefore will not be payable by the Company. Similarly, since it is unlikely that if the Company stays internally managed and it grows that the amount of space occupied by the Company would decline or the number of employees would decrease, these costs will likely decline on a relative basis after externalization (and would likely increase under the internally managed structure). Further complicating any comparison of costs is the fact that incentive compensation paid by the Company while under internal management is not formulaic, as compared to the incentive fees payable under the Advisory Agreement and the fact that the Base Management Fee payable under the Advisory Agreement will increase (as a dollar value, although not as a percentage) as the Company’s average gross assets increase.

On page 15 we have set forth table showing both the Company’s actual expenses as well as those that would have been payable or reimbursable under the Advisory Agreement and the Administration Agreement, respectively, on a pro forma basis in 2013, 2014, 2015, and 2016. As you will see from the table, total pro forma operating expenses in an externalized structure would have been higher than actual expenses when we were internally managed; but this comparison does not take into account potential savings that could result from the Adviser expanding its assets under management and reducing the relative proportion of expenses being paid by the Company. There is no guarantee that these potential future cost savings will be realized by the Company.

Q:	What process did the Board undertake to consider this proposal?

A:

Management and counsel to the Company discussed the concept of externalization in general with the Board. The Independent Directors (as defined below) meeting in executive session determined to explore

QUESTIONS AND ANSWERS

externalization and authorized management to develop a plan through which externalization could be accomplished. The Independent Directors also engaged separate independent outside counsel to advise them about externalization, the process for externalization and the evaluation and approval of an advisory agreement. As is set forth below, prior to its formal meetings to discuss and formally approve the Advisory Agreement, the Independent Directors met on numerous occasions, including meeting with the independent outside counsel, to review, discuss and negotiate the terms on which externalization could be sought.

Prior to reaching their recommendation that you vote FOR the proposal to adopt the Advisory Agreement, each director who is considered independent under the rules promulgated by the NYSE and is not an “interested person,” as that term is defined by the 1940 Act (each, an “Independent Director” and together, the “Independent Directors”), evaluated the proposed arrangements and the concept of entering into the Advisory Agreement at multiple telephonic and in-person meetings. In its deliberations, the Board considered the likely impact on the Company and its stockholders if the Company externalized and if the Company failed to externalize, including among other things, the competitive environment, ensuring the continuity of management and the likely effect on performance and returns. See page 18 for more details.

Meetings of the Board were held on April 3, 2017 and April 27, 2017 and at least a majority of the Independent Directors were present in person at such meetings. At those meetings, all the Independent Directors present approved the Advisory Agreement and the Administration Agreement, the latter of which does not require stockholder approval. Mr. Henriquez recused himself from voting on those matters. The Independent Directors had the opportunity to consult in an executive session with independent counsel to the Independent Directors regarding the approval of the Advisory Agreement and Administration Agreement.

The Board, including all of the Independent Directors, recommends you vote “FOR” the approval of the Advisory Agreement. The 1940 Act prohibits a company from entering into an investment advisory agreement with an investment adviser, unless the stockholders of the company approve such investment advisory agreement.

Q:	How long will the Advisory Agreement remain in effect if approved by stockholders?

A:	If stockholders approve the Advisory Agreement, the initial term of the Advisory Agreement is two years. After, the Advisory Agreement may be extended for successive one-year periods by the vote of the Board (including a separate vote of the Independent Directors) or, if the Board so chooses, by a vote of the Company’s stockholders. In addition, any other changes to the Advisory Agreement generally require approval of the Company’s stockholders.

The Advisory Agreement may be terminated without penalty, upon sixty (60) days’ written notice (i) by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act); or (ii) following its initial two-year term, by the Adviser. In addition, the Advisory Agreement will terminate automatically in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

Q:	When would the Advisory Agreement take effect if approved by stockholders?

A:	If stockholders approve the Advisory Agreement, the agreement would take effect on the later of: (i) the first day of the month following approval by stockholders of the Advisory Agreement; or (ii) the effective date of the registration of the Adviser as an investment adviser with the SEC (such later date being, the “Effective Date”). At that time, the internal management of the Company’s portfolio will automatically cease.

Q:	What happens if stockholders do not approve the Advisory Agreement?

A:	If stockholders do not approve the Advisory Agreement at the Meeting (or an adjournment thereof), the Company will continue to be internally managed.

    QUESTIONS AND ANSWERS

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	Proposal—FOR the approval of Advisory Agreement.

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting, including adjournments of the Meeting for the purpose of soliciting additional votes.

Under the NYSE’s rules, banks, brokers and other nominees do not have discretion to vote on non-routine matters. The Proposal is a non-routine matter. As a result, if you hold shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Proposal. Therefore, if you do not vote and you do not give your broker or other nominee specific instructions on how to vote for you, then your non-vote will count as a vote against the Proposal.

Q:	Who can vote, and how many votes do I have?

A:	If you owned shares of our common stock at the close of business on May 3, 2017, you are entitled to vote your shares at the Meeting. This date is the record date for the Meeting. As of the record date, we had 82,784,765 shares of common stock outstanding.

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that it is voted on at the special meeting.

Q:	How do I vote?

A:	If your shares are registered in your name, you may vote in person at the Meeting or by proxy without attending the Meeting. Registered stockholders may also vote by telephone or over the Internet by following the instructions included with your proxy card or the notice we mailed to you. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from us in the postage-paid return envelope. If you vote by any of these available methods, your shares will be voted at the Meeting in accordance with your instructions. If you sign and return the proxy card or vote by telephone or over the Internet, but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of our Board given below.

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or over the Internet.

If you plan to attend the Meeting and vote in person, we will give you a proxy card when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank or other nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on May 3, 2017, the record date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Meeting.

Q:	What is the quorum requirement for the Meeting?

A:	A quorum of stockholders must be present for any business to be conducted at the Meeting. The quorum requirement for holding the Meeting and transacting business is the presence in person or by proxy of a majority of our outstanding shares entitled to be voted. Abstentions and broker non-votes will not be treated as shares present for determining whether a quorum is established. If there are not sufficient votes for a quorum to be established, the chairman of the Meeting may adjourn the Meeting to permit further solicitation of proxies by the company.

QUESTIONS AND ANSWERS

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Please return the proxy card for the Meeting if you wish to have your shares present and counted in connection with the Proposal.

Q:	What is householding?

A:	Some banks, brokers and other nominee record holders may be “householding” our Proxy Statements and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of the Company’s Proxy Statements and related materials, or if you share an address with another Company stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

Q:	May I change my vote or revoke my proxy?

A:	If you are a registered stockholder, you may revoke or change your proxy at any time before it is voted at the Meeting or any adjournment thereof by notifying the secretary of the Company in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

Q:	What will happen if I do not vote my shares?

A:	If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the special meeting, your shares will not be voted at the Meeting.

Under the rules of the NYSE, your bank, broker or other nominee does not have discretion to vote your shares on non-routine matters. The Proposal is a non-routine matter. As a result, if you hold shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Proposal. Therefore, if you do not vote and you do not give your broker or other nominee specific instructions on how to vote for you, then your non-vote will count as a vote against the Proposal.

Q:	What is the vote required for the Proposal?

A:	Proposal	Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstentions and Broker Non-Votes
	Approval of Advisory Agreement	Affirmative vote of (a) 67% or more of the shares of the Company present at the Meeting, if the holders of more than 50% of the outstanding shares of the Company are present or represented by proxy, or (b) more than 50% of the outstanding shares of the Company, whichever is less.	No	Abstentions and broker non-votes will have the same effect as a negative vote on the outcome of the Meeting.

    QUESTIONS AND ANSWERS

Q:	What are abstentions and “broker non-votes”?

A:	An abstention represents action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	What is the effect of my shares not being present at the Meeting?

A:	If you are the stockholder of record and do not vote by virtue of not being present in person or by proxy at the Meeting (or any adjournment thereof), your shares will not be counted for purposes of determining the existence of a quorum. Abstentions and broker non-votes will be counted for the purpose of determining the existence of a quorum.

Q:	Who is paying for the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We have also retained Georgeson, Inc. to assist in the solicitation of proxies for estimated fees of $10,000 plus out-of-pocket expenses. In the event that stockholders approve the Advisory Agreement, 50% of such costs and fees will be borne by the Adviser in the form of a credit against the fee payable to the Adviser under the Advisory Agreement (commencing with the third calendar quarter following the Effective Date). See “Terms of the Advisory Agreement” below.

Q:	How do I find out the results of the voting at the Meeting?

A:	Preliminary voting results will be announced at the special meeting. Final voting results will be published on a Form 8-K within four (4) business days from the date of the Meeting.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the special meeting, voting or your ownership of our common stock, please call or email Manuel Henriquez, Chairman, President and Chief Executive Officer, at (650)-289-3061 or mhenriquez@htgc.com or Mark Harris, Chief Financial Officer, at (650)-292-3644 or mharris@htgc.com.

x

QUESTIONS AND ANSWERS

SPECIAL MEETING OF STOCKHOLDERS

OF

HERCULES CAPITAL, INC.

June 29, 2017

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hercules Capital, Inc. (the “Company”) for use at a special meeting of the stockholders of the Company (the “Meeting”). The Meeting will be held at the Four Seasons Hotel, 2050 University Ave, East Palo Alto, CA 94303, on June 29, 2017, at 9:00 a.m. (Pacific Time), and may be adjourned and reconvened as provided in the Proxy Statement. This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and the enclosed proxy card(s) are expected to be mailed on or about May 18, 2017.

A proxy card that is properly executed and returned to the Company prior to the Meeting will be voted at the Meeting as provided in the proxy card and at any adjournment of the Meeting. If you are a registered stockholder, you may revoke or change your proxy at any time before it is voted at the meeting or any adjournment thereof by notifying the secretary of the Company in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

The Board intends to bring before the Meeting the proposal set forth in the Notice of Special Meeting of Stockholders described in this Proxy Statement. The persons named as proxies on the enclosed proxy card will vote all shares represented by proxies in accordance with the instructions of stockholders as specified on the proxy card. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The proposal to approve the Investment Advisory Agreement (the “Advisory Agreement”) with Hamilton Advisers LLC (the “Adviser”) is a non-routine matter. With respect to the proposal to approve the Advisory Agreement with the Adviser (the “Proposal”), abstentions and broker non-votes will have the same effect as a negative vote on the outcome.

The Company will pay all the costs of soliciting these proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. In addition to soliciting proxies by mail, officers or employees of the Company may solicit proxies by telephone or in person, without special compensation. We have has also retained Georgeson, Inc. to assist in the solicitation of proxies for estimated fees of $10,000 plus out-of-pocket expenses. In the event that stockholders approve the Advisory Agreement, 50% of such costs and fees will be borne by the Adviser in the form of a credit against the fee payable to Adviser under the Advisory Agreement (commencing with the third calendar quarter following the Effective Date). See “Terms of the Advisory Agreement” below.

Most beneficial owners whose shares are held in street name will receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. A number of banks and brokerage firms are participating in a program that offers a means to grant proxies to vote shares via the Internet or by telephone.

    PROXY STATEMENT

If your shares are held in an account with a bank or broker participating in this program, you may grant a proxy to vote those shares via the Internet or telephonically by using the website or telephone number shown on the instruction form provided to you by your broker or bank.

Only stockholders of record at the close of business on May 3, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. On the Record Date, 82,784,765 shares of the Company were outstanding.

Each stockholder of record on the Record Date is entitled to one vote for each share held.

In the event that a quorum is not present at the Meeting or at any adjournment thereof, or in the event that a quorum is present at the Meeting but sufficient votes to approve a proposal are not received, one or more adjournments of the Meeting may be proposed to permit further solicitation of proxies. A stockholder vote may be taken with respect to the Company on some or all matters before any such adjournment if a quorum is present and sufficient votes have been received for approval. Any adjournment will require the affirmative vote of a majority of the shares represented at the Meeting in person or by proxy; and the persons designated as proxies have the discretion to vote in favor of any such adjournments.

PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2017, the beneficial ownership of each current director, our named executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of May 1, 2017 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of ownership is based on 82,784,765 shares of common stock outstanding as of May 1, 2017.

The Investment Company Act of 1940, as amended (the “1940 Act”) does not permit externally managed investment companies and business development companies to issue or have outstanding options or restricted stock granted to directors and employees. Following approval by the stockholders of the Advisory Agreement, all outstanding options, restricted stock awards (“RSAs”) and unvested restricted stock units of the Company held by employees will terminate on the Effective Date. We expect the Adviser to enter into substantially similar arrangements with all of the Company’s current employees who, following approval by the stockholders of the Advisory Agreement, will become employees of the Adviser and/or the Administrator.

With respect to our directors, immediately upon approval by the stockholders of the Advisory Agreement, all (i) unvested RSAs will vest and (ii) unvested options will vest and become exercisable. To the extent that any options are not then exercised and the underlying shares have not been issued, such options will be cashed out by the Company immediately prior to the Effective Date at a value determined by the Company using the Black-Scholes-Merton option-pricing model. We expect that the additional expense to the Company’s income statement resulting from these transactions to be no greater than $500,000. Following approval by the stockholders of the Advisory Agreement, because of restrictions under the 1940 Act, in lieu of receiving RSAs, options or other similar types of equity awards, directors will receive cash awards from the Company. It is currently contemplated that such cash awards will consist of: (i) an annual cash retainer of $150,000 for each director; (ii) an additional cash retainer for each Board committee chairperson as follows: audit committee—$15,000, compensation committee—$10,000, and nominating and corporate governance committee—$10,000; (iii) in addition to any payments received under sub-clause (ii) above, an additional cash retainer for each Board committee member as follows: audit committee—$10,000, compensation committee—$10,000, and nominating and corporate governance committee—$5,000; and (iv) an annual cash retainer of $25,000 for the lead independent director.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

    SECURITY OWNERSHIP INFORMATION

Our directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act, and independent directors are all other directors.

Name and Address of Beneficial Owner	Type of Ownership	Number of Shares Owned Beneficially(1)	Percentage of Class

Interested Director
Manuel A. Henriquez(2)	Record/Beneficial	1,923,547	2.3%

Independent Directors
Robert P. Badavas(3)	Record/Beneficial	133,931	*
Allyn C. Woodward, Jr.(4)	Record/Beneficial	266,520	*
Thomas J. Fallon(5)	Record/Beneficial	42,815	*
Susanne D. Lyons(6)	Record/Beneficial	21,575	*
Joseph F. Hoffman(7)	Record/Beneficial	24,909	*
Doreen Woo Ho(8)	Record/Beneficial	3,333	*

Other Named Executive Officers
Mark R. Harris(9)	Record/Beneficial	57,082	*
Scott Bluestein(10)	Record/Beneficial	217,524	*
Melanie Grace(11)	Record/Beneficial	15,832	*
Andrew Olson(12)	Record/Beneficial	24,419	*
Executive officers and directors as a group (11 persons)(13)		2,731,487	3.3%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	Includes 300,885 shares of restricted stock. 1,556,090 shares of common stock held by the Manuel A. Henriquez and Elizabeth H. Henriquez TTEE The Henriquez Family Trust U/A 5/11/99 of which 861,058 shares are pledged as a security; 27,174 shares of common stock held in the Isabelle Irrev Trust, EH Trustee; 27,174 shares of common stock held in the Natalie Irrev Trust, EH Trustee; and 12,224 shares of common stock held in the Manuel Henriquez-Roth IRA. Mr. Henriquez disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(3)	Includes 15,000 shares of common stock that can be acquired upon the exercise of outstanding options and 1,666 shares of restricted common stock. All shares are held of record by the Robert P. Badavas Trust of 2007, and Mr. Badavas disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(4)	Includes 15,000 shares of common stock that can be acquired upon the exercise of outstanding options, 3,333 shares of restricted common stock, and 34,500 shares of common stock held by Mr. Woodward’s spouse in her name. Mr. Woodward disclaims any beneficial ownership interest of such shares held by his spouse except to the extent of his pecuniary interest therein.
(5)	Includes 15,000 shares of common stock that can be acquired upon the exercise of outstanding options and 3,333 shares of restricted common stock. All shares are held of record by the Fallon Family Revocable Trust, and Mr. Fallon disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(6)	Includes 10,000 shares of common stock that can be acquired upon the exercise of outstanding options. All shares are held of record by the Lyons Family Trust, and Ms. Lyons disclaims any beneficial ownership interest of such shares except to the extent of her pecuniary interest therein.
(7)	Includes 10,000 shares of common stock that can be acquired upon the exercise of outstanding options and 5,000 shares of restricted common stock. All shares are held of record by the Hoffman Trust, and Mr. Hoffman disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(8)	Includes 3,333 shares of restricted common stock.
(9)	Includes 37,467 shares of restricted common stock.
(10)	Includes 76,606 shares of restricted common stock.
(11)	Includes 10,485 shares of restricted common stock.
(12)	Includes 16,665 shares of common stock that can be acquired upon the exercise of outstanding options and 4,770 shares of restricted common stock.
(13)	Includes 81,665 shares of common stock that can be acquired upon the exercise of outstanding options and 446,878 shares of restricted common stock.
*	Less than 1%.

SECURITY OWNERSHIP INFORMATION

PROPOSAL

CONSIDERATION OF THE APPROVAL OF

AN INVESTMENT ADVISORY AGREEMENT

BETWEEN THE COMPANY AND THE ADVISER

Background

If the stockholders approve the Advisory Agreement, the Company’s management will change on the Effective Date (as defined below) from an internally managed business development company to an externally managed business development company. External management is the organizational structure used by nearly all business development companies and other investment companies. An externally managed business development company does not have any employees, but instead the investment and management functions are provided by an outside investment adviser and administrator under any advisory and administrative services agreements. In the event that stockholders approve the Advisory Agreement, as an externally managed business development company, the Adviser and Hamilton Capital Management LLC, a wholly-owned subsidiary of the Adviser (the “Administrator”), will provide ongoing management of the Company’s investment and administrative functions pursuant to the Advisory Agreement and an administration agreement to be entered into between the Company, the Adviser and the Administrator as of the Effective Date (the “Administration Agreement”). We contemplate that these services will be performed by substantially all of the Company’s current employees (including substantially all of its investment professionals) who will become employees of the Adviser and/or the Administrator. We expect that the Adviser and Administrator will enter into a staffing agreement under which certain employees of the Administrator will provide investment management services to the Adviser at its expense.

Accordingly, the Company does not contemplate that there will be a material change in the way it functions following externalization. Because the Adviser’s activities could be more varied as a result of spending time and resources managing other funds and business development companies, the Adviser has agreed that it will provide at least 30 days’ advance notice in writing to the Board before it proposes to manage or advise any other business development company or any registered investment company, separately managed account, or private investment company (i.e., an investment vehicle that would be an investment company, but for the exemptions available under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act). Moreover, the Adviser will provide the Board, including the Independent Directors (as defined below), with all information they reasonably request relevant to the Board’s consideration of the potential effect of any such undertaking on the Adviser’s ability to carry out its obligations to the Company under the Advisory Agreement. As the Adviser’s business grows and the Adviser sponsors new investment products, it is expected that the Adviser will monitor the staffing and allocation of resources to ensure that Company continues to receive a high level of services.

Approval of the Advisory Agreement will also change the manner in which the Company’s employees are compensated. Instead of the Company directly compensating its employees, if the Advisory Agreement is approved by stockholders, the Company will pay the Adviser for such services indirectly pursuant to the terms of the Advisory Agreement and the Administration Agreement. Under the terms of the Advisory Agreement, the fees paid by the Company for managing its affairs will be determined based upon an objective formula, as compared with the current costs of management, which include bonuses to management that cannot be objectively determined because of restrictions on incentive compensation under the 1940 Act. Specifically, certain provisions of the 1940 Act prohibit internally managed funds such as the Company from sponsoring both a profit sharing plan and an equity incentive plan. Because the Company currently has an equity incentive plan, its incentive compensation plan cannot be a profit sharing plan.

The Board and the Company’s management believe that it is in the Company’s best interests to change from internal management to an external management structure. In the past, the internally managed structure has served the Company well; however, the competitive environment has changed. The shift to external management

    PROPOSAL

among registered funds and business development companies reflects a range of developments in the asset management industry. A number of external asset managers are now sponsoring business development companies. Because of their external management structure, these managers can both offer a wide variety of financial products to prospective portfolio companies and sponsors than a single purpose internally managed business development company such as the Company is able to offer. The Company believes that these marketplace trends, and the limitations to which it is inherently subject as an internally managed business development company, place it at a competitive disadvantage to other similar business development companies. In particular, external managers have a greater ability to spread their operating costs over a larger, more diversified asset base, which enables the funds they advise to benefit from cost savings and greater management resources. If the Adviser advises other funds and pools of assets, these benefits could be available to the Company. External managers also have greater flexibility to structure employee compensation, providing them with a competitive advantage over internally managed business development companies in compensating and therefor attracting and retaining professional talent. Accordingly, the Adviser, as an external manager, will be better positioned to retain its employees who might otherwise be tempted to leave to join companies with flexible compensation structures and will be better able than the Company to compete for talent with other external advisers. As a result, the Company should benefit from the improved availability of talent at the Adviser.

As an external manager, the Adviser will have the ability to manage broader and more diversified categories of assets without adversely affecting the returns achieved by the Company or increasing the Company’s risk profile with respect to its investments. External advisers managing more than a single fund can obtain incremental market intelligence and access to deal flow resulting from additional market interactions. Management believes that such diversification could lead to increased investment opportunities for the Company to consider. Should the Adviser successfully expand the diversity of the assets that it manages, the Company’s management believes that the Company will benefit because it and any other funds or accounts managed by the Adviser will, as a group, be a more desirable destination for portfolio companies and their sponsors who are seeking a range of financial solutions and a variety of structuring options, including those which the Company does not offer within its investment objectives. Certain stockholders who wish to elect to avail themselves of the services of the management team by investing in other asset classes will be able to do so, while those who do not wish to do so will be able to maintain their investment in the Company only, unaffected by this diversification.

Additionally, the Board believes that the Company and its stockholders would benefit from externalizing the Company’s management by increasing the resources available to the Company. The ability to manage multiple separately focused investment vehicles and to offer more diverse financial products is expected to result in a substantial increase in aggregate assets under management. These additional resources would enable the Company to continue to attract top talent from throughout the industry and retain that talent, as well as to retain the Company’s current employees (who, if stockholders approve the Advisory Agreement, are expected to become employees of the Adviser and/or the Administrator as part of the Company’s externally managed structure and cease to be employees of the Company) in the future. The resulting economics would enable the Adviser to expand the resources and staff available to the Company, from which the Company and its stockholders would benefit. An internally managed business development company is at a disadvantage in attracting and retaining key personnel who are in danger of being recruited by better funded external management organizations. Externalizing the Company’s management helps to ensure that the Company, through the Adviser and the Administrator, will continue to be serviced by top industry professionals while, at the same time, minimizing the risk of losing the talented employees already currently providing services to the Company.

The Company also believes that being an externally managed business development company could enable it to pursue a more diversified portfolio of assets that are non-eligible portfolio company assets. Eligible portfolio companies include companies that have not issued registered securities (or which have publicly listed securities and a market capitalization of less than $250 million), which are not private investment companies organized under Section 3(c) under the 1940 Act, or which are not organized or have a principal place of business outside the United States. A rise in the equity markets may result in increased market valuations of certain of the

PROPOSAL

Company’s existing and prospective portfolio companies, which may lead to new investments with such companies being qualified as non-eligible portfolio company assets. The Company believes that, if the Advisory Agreement is approved by stockholders and subject to the adoption of policies and procedures to ensure equitable treatment and the receipt of certain regulatory relief, the Company will be able to co-invest with other funds or accounts managed by the Adviser, thereby allowing the Company to develop a more diversified portfolio of both eligible portfolio company and non-eligible portfolio company assets.

Management and counsel to the Company discussed the concept of externalization in general with the Board. The Independent Directors meeting in executive session determined to explore externalization and authorized management to develop a plan through which externalization could be accomplished. The Independent Directors also engaged separate independent outside counsel to advise them about externalization, the process for externalization and the evaluation and approval of an advisory agreement. As is set forth below, prior to its formal meetings to discuss and formally approve the Advisory Agreement, the Independent Directors met on numerous occasions, including meeting with the independent outside counsel, to review, discuss and negotiate the terms on which externalization could be sought.

Prior to reaching their recommendation that you vote FOR the proposal to adopt the Advisory Agreement, each director who is considered independent under the rules promulgated by the New York Stock Exchange (the “NYSE”) and is not an “interested person,” as that term is defined by the 1940 Act (each, an “Independent Director” and, together the “Independent Directors”) evaluated the proposed arrangements and the concept of entering into the Advisory Agreement at multiple telephonic and in-person meetings. In its deliberations, the Board considered the likely impact on the Company and its stockholders if the Company externalized and if the Company failed to externalize, including among other things, the competitive environment, ensuring the continuity of management and the likely effect on performance and returns.

Meetings of the Board were held on April 3, 2017 and April 27, 2017 and at least a majority of the Independent Directors were present in person at such meetings. At those meetings, all the Independent Directors present approved the Advisory Agreement and the Administration Agreement, the latter of which does not require stockholder approval. Mr. Henriquez recused himself from voting on those matters. The Independent Directors had the opportunity to consult in an executive session with independent counsel to the Independent Directors regarding the approval of the Advisory Agreement and Administration Agreement.

The 1940 Act requires that stockholders approve the Advisory Agreement prior to the Company entering into the Advisory Agreement with the Adviser. Therefore, the Board has determined to submit this Proposal for stockholders’ consideration at the Meeting and recommends that you vote FOR its approval.

If stockholders approve the Advisory Agreement at the Meeting or any adjournment thereof, the Adviser will commence providing the Company with the investment advisory and management services set forth in the Advisory Agreement effective on the later of: (i) the first day of the month following approval by stockholders of the Advisory Agreement; or (ii) the effective date of the registration of the Adviser as an investment adviser with the SEC (such later date being, the “Effective Date”). As of the Effective Date, internal management of the Company’s portfolio will automatically cease. If stockholders do not approve the Advisory Agreement at this Meeting or any adjournment thereof, the Board would consider alternative courses of action. A form of the proposed Advisory Agreement is attached hereto as Exhibit A.

Proposed Externalization of the Company’s Management

The proposed Advisory Agreement provides that the Adviser will act as investment adviser to the Company, with authority to invest and reinvest the Company’s property in accordance with the investment objective, policies and limitations set forth in the Company’s most recent prospectus and other reports filed with the SEC and such other limitations as are imposed by law or as may be imposed by the Board from time to time. The Adviser will also oversee the administration, recordkeeping and compliance functions of the Company and/or oversee third parties performing such functions for the Company.

    PROPOSAL

Initially, a significant portion of the Adviser’s resources will be directed to serving the Company. As noted above, the personnel and organizational structure of the Adviser is expected to replicate that of the Company’s current internal management team. Following the Effective Date, it is also expected that the Company’s investment management and administrative services will be performed by substantially all of the Company’s current employees (including substantially all of the Company’s investment professionals) who will become employees of the Adviser and/or the Administrator. We expect that the Adviser and Administrator will enter into a staffing agreement under which certain employees of the Administrator will provide investment management services to the Adviser at its expense.

Customary general and administrative costs of the Adviser will be allocated to the Company pursuant to the terms of the Administration Agreement. On an ongoing basis, the Adviser will present to the Board an allocation methodology and discuss with the Board any reimbursement sought from the Company under the Administration Agreement, including presenting a comprehensive approach to the allocation of expenses among the Company, the Adviser and other funds and accounts, if any, managed by the Adviser. See “Terms of the Administration Agreement” below.

Approval of the Advisory Agreement by the stockholders and the subsequent externalization of the Company’s management will not affect the control the Board exercises over the affairs of the Company. For example, the Board would continue to hold formal quarterly meetings to review the Company’s affairs, and would receive, at least quarterly, statements from the Adviser detailing changes in the Company’s portfolio. In addition, the Board will be responsible for overseeing the Adviser and determining whether to retain the Adviser subject to the terms of the Advisory Agreement. A description of the Company’s current internal governance structure is set forth below under “Present Management.” In addition, after the initial two-year term of the Advisory Agreement, the Advisory Agreement may be extended for successive one-year periods by vote of the Board (including the separate vote of the Independent Directors) or, if the Board so chooses, by a vote of the Company’s stockholders. The Advisory Agreement may also be terminated without penalty upon sixty (60) days’ written notice. See “Terms of the Advisory Agreement—Duration and Termination of the Advisory Agreement” below.

It is the belief of the Board, based on discussions with Company management, that an external structure would allow the management team the flexibility necessary to develop and manage various other investment products. As more fully discussed below under “The Board’s Considerations,” the Board believes that growth in the team’s assets under management could provide a number of potential benefits for the Company and stockholders, including, in particular: (1) the potential for increased access to investment opportunities as a result of the Adviser’s increased activities, visibility and resources; (2) a greater ability for the Adviser to compensate and therefor attract and retain the high caliber of talent from which the Company has become accustomed; (3) the potential cost savings to the Company from being an externally managed business development company; and (4) the ability for the Company to maintain a more diversified portfolio of non-eligible portfolio company assets. In short, the Board believes that entering into the Advisory Agreement and retaining the Adviser positions the Company for continued growth and creates potential benefits for the Company’s stockholders.

The Board and management of the Company are aware that the Adviser will confront potential conflicts of interest in developing and undertaking advisory engagements for other fund vehicles. The Board and management are developing governance procedures to oversee such developments and believe that, through the implementation of oversight policies and procedures customary in the industry, such potential conflicts of interest can be identified and appropriately managed by the Board and the Adviser so as not to disadvantage the Company’s stockholders.

About the Adviser

The Adviser, which has its principal office at 400 Hamilton Avenue, Suite 310 Palo Alto, California 94301, was organized initially to provide investment advisory and management services to the Company and potentially to other investment vehicles in the future. Newly organized as an investment adviser, the Adviser is registering as a

PROPOSAL

registered investment adviser with the SEC. While it has no previous operating history, on the Effective Date, it is expected that the Adviser’s and its affiliates’ personnel will consist of substantially all of the Company’s employees who currently oversee the Company’s activities. The Adviser is wholly owned and controlled by Manuel Henriquez, the Company’s Chairman, President and Chief Executive Officer as well as Co-Founder. Mr. Henriquez also serves as the managing member of the Adviser.

Implementation of the Advisory Agreement is conditioned upon the effective registration of the Adviser assuming the Company’s stockholders approve the Advisory Agreement. It is expected that, following approval of the Advisory Agreement by the stockholders, all Company personnel who become employees of the Adviser and/or the Administrator will cease to be employees of the Company.

Terms of the Advisory Agreement

The following description is qualified in its entirety by reference to the form of proposed Advisory Agreement attached hereto as Exhibit A.

Under the terms of the Advisory Agreement, the Adviser will manage the investment and reinvestment of our assets, and, without limiting the generality of the foregoing (i) determine the composition of the Company’s portfolio, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the Company’s investments; (iii) close and monitor the Company’s investments; determine the securities and other assets that the Company will purchase, retain, or sell; perform due diligence on prospective portfolio companies; and (iv) provide the Company with such other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of our funds. The Adviser’s services under the Advisory Agreement are not exclusive, and it may furnish similar services to other entities. However, the Advisory Agreement restricts the Adviser from taking on any conflicting duties that would adversely affect its duties to the Company.

The fee structure to be paid under the Advisory Agreement creates strong incentives for the Adviser to achieve high rates of net investment income and provides benefits to the Company resulting from increase in scale. The fee is intended to be better aligned with stockholder interests than certain of the fixed fee structures common in advisory agreements with business development companies. Under the Advisory Agreement, the Company would pay the Adviser as compensation for the investment advisory and management services consisting of two components: (i) a base management fee (the “Base Management Fee”) and (ii) an incentive fee (the “Incentive Fee”).

Base Management Fee

The Base Management Fee contains breakpoints that are intended to pass on economies of scale to the Company’s stockholders as the Company’s average gross assets increase. The Base Management Fee is tiered so as to progressively reduce as the business grows, lowering the burden on investors. The Base Management Fee will be calculated at an annual rate, which steps down based on the Company’s gross assets, set forth as follows:

•	2.00% of the Company’s average gross assets up to $1.65 billion;

•	1.75% of the Company’s average gross assets from $1.65 billion to $2.0 billion;

•	1.50% on the Company’s average gross assets from $2.0 billion to $2.35 billion; and

•	1.25% on the Company’s average gross assets over $2.35 billion.

Incentive Fee

The Incentive Fee will be comprised of two parts (1) a portion based on the Company’s pre-Incentive Fee net investment income and (2) a portion based on the capital gains received on our portfolio of securities on a

    PROPOSAL

cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation for that same calendar year:

Income Incentive Fee

The first portion of the Incentive Fee (the “Income Incentive Fee”) is based on the Company’s pre-Incentive Fee net investment income. The Income Incentive Fee is graduated and has a hurdle rate of 7.00%, below which no Income Incentive Fee would be earned with respect to net investment income. Like the Base Management Fee, the Income Incentive Fee is tiered based upon the Company’s pre-Incentive Fee net investment income in each calendar quarter as follows:

•	no Income Incentive Fee in any calendar quarter in which the Company’s pre-Incentive Fee net investment income does not exceed the hurdle rate of 1.75% per quarter (7% annualized);

•	100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 1.8421% in any calendar quarter (7.3684% annualized). (The portion of the pre-Incentive Fee net investment income (which exceeds the hurdle rate, but is less than 1.8421% in any calendar quarter) is referred to in the Advisory Agreement as the “catch-up,” which is meant to provide the Adviser with 5% of the Company’s pre-Incentive Fee net investment income, as if a hurdle rate did not apply, if this net investment income exceeds 1.75% in any calendar quarter (7% annualized));

•	5% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 1.8421% in any calendar quarter (7.3684% annualized), but is less than 2% in any calendar quarter (8% annualized);

•	10% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2% in any calendar quarter (8% annualized), but is less than 2.125% in any calendar quarter (8.5% annualized);

•	15% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2.125% in any calendar quarter (8.5% annualized), but is less than 2.25% in any calendar quarter (9% annualized);

•	20% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2.25% in any calendar quarter (9% annualized), but is less than 2.375% in any calendar quarter (9.5% annualized);

•	25% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2.375% in any calendar quarter (9.5% annualized), but is less than 2.5% in any calendar quarter (10% annualized); and

•	30% of the amount of the Company’s pre-Incentive Fee net investment income, if any, that exceeds 2.5% in any calendar quarter (10% annualized).

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.

PROPOSAL

We believe that the tiered Income Incentive Fee described above serves to better align the interests of the Adviser with those of our investors in that the Income Incentive Fee tied to net investment income is not set at a specific amount, but rather increases in correlation to pre-Incentive Fee net investment income earned by the Company.

Pre-Incentive NII**		HTGC %	Adviser %	Effective Rate*
0.00%	7.00%	100.00%	0.00%	0.00%
7.00%	8.00%	95.00%	5.00%	5.00%
8.00%	8.50%	90.00%	10.00%	5.29%
8.50%	9.00%	85.00%	15.00%	5.83%
9.00%	9.50%	80.00%	20.00%	6.58%
9.50%	10.00%	75.00%	25.00%	7.50%
10.00%	10.00%+	70.00%	30.00%	—

*	Effective fee rates are based on the high end of each tier.
**	If the Company’s pre-incentive fee net investment income exceeds the 7.00% hurdle rate, the Adviser will receive a catch-up, which would compensate the Adviser at a rate of 5.00% of the Company’s pre-incentive fee net income from 0.00% to 7.00% as if there had not been a hurdle rate. This catch-up results in 100% of pre-incentive fee net investment income between 7.00% and 7.3684% being allocated to the Adviser.

Because of the structure of the Incentive Fee, it is possible the Company may pay the Income Incentive Fee in a quarter where it incurs a loss. For example, if the Company receives pre-Incentive Fee net investment income in excess of the hurdle rate for a quarter, it will pay the applicable Income Incentive Fee even if it has incurred a loss in that quarter due to realized and unrealized capital losses.

Capital Gains Fee

The second part of the Incentive Fee (the “Capital Gains Fee”) will equal 20.00% of the Company’s realized capital gains, if any, on a cumulative basis from January 1 through December 31 of each calendar year, computed net of all realized capital losses for the same period and unrealized capital depreciation for the same period.

One-Time Transitional Payments

In the event that the Advisory Agreement is approved and the Company becomes externally managed, the Company and the Adviser have agreed in a separate agreement to a one-time payment payable by the Company to the Adviser (the “Accrued Non-Originator Compensation Payment”). The Accrued Non-Originator Compensation Payment will be payable within three business days of the Effective Date and will be in the amount that the Company has accrued for compensation through the date immediately preceding the Effective Date with respect to persons (other than participants in the Company’s or the Adviser’s originator bonus program) who were employees of the Company through the date immediately preceding the Effective Date and who became employees or members of the Adviser and/or the Administrator (“Hercules Personnel”). These employees are expected to become employees of the Adviser and/or the Administrator after the Effective Date. Additionally, promptly following December 31, 2017 (and in any event not later than March 15, 2018), the Adviser will determine whether there should be a credit to the Company (the “Accrued Non-Originator Compensation Credit”) against the Base Management Fee. The amount of the Accrued Non-Originator Compensation Credit will equal the amount, if any, that the Accrued Non-Originator Compensation Payment exceeds the sum of (i) the amount of bonus and incentive compensation that the Adviser and/or the Administrator pays to its employees who are Hercules Personnel and (ii) up to $             of the portion of the Accrued Non-Originator Compensation Payment that the Adviser pays to its members who are Hercules Personnel, in each case of clauses (i) and (ii), prior to March 15, 2018, with respect to calendar-year 2017. The Adviser agrees that a portion of the Base Management Fee payable for the quarter ending March 31, 2018 will be waived by an amount equal to the Accrued Non-Originator Compensation Credit.

Additionally, the Company and the Adviser have also agreed to an additional one-time payment payable by the Company to the Adviser (the “Accrued Originator Payment”). The Accrued Originator Payment will be payable

    PROPOSAL

within three business days of the Effective Date and will be in the amount that the Company has accrued through the date immediately preceding the Effective Date with respect to persons who are participants in the Company’s or the Adviser’s originator bonus program who were employees of the Company through the date immediately preceding the Effective Date and who became employees or members of the Adviser and/or the Administrator (“Hercules Originators”). These employees are expected to become employees of the Adviser and/or the Administrator after the Effective Date. Additionally, promptly following September 30, 2018 (and in any event not later than October 15, 2018), the Adviser will determine whether there should be a credit to the Company (the “Accrued Originator Credit”) against the Base Management Fee. The amount of the Accrued Originator Credit will equal the amount, if any, that the Accrued Originator Payment exceeds the sum of (i) the amount of bonus compensation that the Adviser pays to its employees who are Hercules Originators for loans originated and closed prior to the date hereof that the Company has accrued through the date immediately preceding the Effective Date, and entitled to certain bonus payments pursuant to the Company’s or the Adviser’s originator bonus program prior to September 30, 2018 and (ii) any amounts held back pursuant to any such originator bonus program on account of loans originated and closed prior to the Effective Date and bonuses that the Company has accrued through the date immediately preceding the Effective Date (the “Holdback Amounts”). The Adviser has agreed that a portion of the Base Management Fee payable for the quarter ending December 31, 2018 will be waived by an amount equal to the Accrued Originator Credit.

Finally, with respect to the Holdback Amounts, such amounts shall not be subject to the Accrued Originator Credit, but shall be credited against the amounts owed by the Company to the Adviser in payment of the Base Management Fee for the quarter within which a final determination is made that a Hercules Originator is not entitled to the amount held back.

Payment Method

Base Management Fee

The Base Management Fee will be payable quarterly in arrears, except as described below. The Base Management Fee will be calculated based on the average gross assets of the Company at the end of the two most recently completed calendar quarters and appropriately adjusted for any share issuances or repurchases during such calendar quarter (any such adjustment for share issuances or repurchases, an “Issuance or Repurchase Adjustment”). The Base Management Fee for any partial quarter will be appropriately pro-rated.

Pursuant to the terms of the Advisory Agreement, the Base Management Fee for the first calendar quarter ending following the Effective Date (the “First Base Management Fee Quarter”) will be paid by the Company in advance to the Adviser on the Effective Date and appropriately pro-rated if the Effective Date is any day other than the first calendar day of the relevant calendar quarter (the “First Quarter Base Management Fee”). The Base Management Fee for the second calendar quarter ending after the Effective Date (the “Second Base Management Fee Quarter”) will also be paid in advance by the Company to the Adviser on the first calendar day of the second calendar quarter following the Effective Date (the “Second Quarter Base Management Fee”).

The First Quarter Base Management Fee will initially be calculated based upon the gross assets of the Company at the end of the most recently completed calendar quarter immediately preceding the First Base Management Fee Quarter (after taking into account any Issuance or Repurchase Adjustment). The Second Quarter Base Management Fee will initially be calculated based upon the gross assets at the end of the First Base Management Fee Quarter (after taking into account any Issuance or Repurchase Adjustment).

At the time of the payment of the Base Management Fee for the third calendar quarter ending after the Effective Date (the “Third Quarter Base Management Fee”), the amount of the First Quarter Base Management Fee and the Second Quarter Base Management Fee will be adjusted (the “True-Up”) up (with the Third Quarter Base Management Fee being increased by any adjustment up) or down (with the Third Quarter Base Management Fee being decreased by any adjustment down) based on, in the case of the First Quarter Base Management Fee, the difference between the initial calculation of the First Quarter Base Management Fee and what such fee would

PROPOSAL

have been if it were calculated on the average gross asset value of the Company at the end of the First Base Management Fee Quarter and the quarter immediately preceding the First Base Management Fee Quarter (in each case, as adjusted to take into account any Issuance or Repurchase Adjustment) and, in the case of the Second Quarter Base Management Fee, the difference between the initial calculation of the Second Quarter Base Management Fee and what such fee would have been if it were calculated on the average gross asset value of the Company at the end of the Second Base Management Fee Quarter and the First Base Management Fee Quarter (in each case, after taking into account any Issuance or Repurchase Adjustment).

If the Advisory Agreement is terminated by the Company or the Adviser prior to the end of the second calendar quarter after the Effective Date, the Adviser will be required to repay to the Company any amounts paid as the First Quarter Base Management Fee and the Second Quarter Base Management Fee on a pro-rated basis.

Incentive Fee

The Income Incentive Fee for each calendar quarter will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income, including any other fees (other than fees for providing managerial assistance), such as amendment, commitment, origination, structuring, prepayment penalties, diligence and consulting fees or other fees that the Company receives from portfolio companies, accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, any expenses or fees payable under the Administration Agreement, and any interest expense or amendment fees under any credit facility and distribution paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). For this purpose, pre-Incentive Fee net investment income also includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, computed net of all realized capital losses or unrealized capital appreciation or depreciation.

The Capital Gains Fee will be determined and payable in arrears as of the end of each calendar year, commencing with the calendar year ending December 31, 2017. In the event that the Advisory Agreement is terminated as of a date that is not a calendar year end, the termination date will be treated as though it were a calendar year end for purposes of calculating and paying the Capital Gains Fee.

Hurdle and Catch Up

Pre-Incentive Fee net investment income, expressed as a percentage of the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7.00% annualized). As a result, pre-Incentive Fee net investment income returns from 0.00% to 7.00% would result in no Income Incentive Fee being paid to the Adviser. Pre-Incentive Fee net investment income returns from 7.00% to 7.3684% would result in a 100.00% allocation (i.e. 5% of pre-Incentive Fee net investment income) of excess returns above the hurdle rate to the Adviser under the catch-up provision. The catch-up provision in the Advisory Agreement provides that the Adviser will be made whole from 0.00%-7.00% of returns resulting in an eventual return split between the Company and Adviser in-line with the Income Incentive Fees payable under the Advisory Agreement as if a hurdle rate did not apply.

The Company’s net investment income used to calculate the Income Incentive Fee is also included in the amount of its gross assets used to calculate the Base Management Fee. If the Company is able to invest its funds in debt instruments that provide for a higher rate of interest, that will lead to a higher return, which will increase the Company’s pre-Incentive Fee net operating income and make it easier for the Adviser to surpass the fixed hurdle rate and receive an Incentive Fee based on such net investment income.

    PROPOSAL

Payment of our expenses

Under the Advisory Agreement, all investment professionals of the Adviser and its staff, when and to the extent engaged in providing services required to be provided by the Adviser under the Advisory Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company, except that costs or expenses relating specifically to items identified in the next sentence shall be borne by the Company.

The Company will bear all costs and expenses of its operations and transactions, including, without limitation, those relating to: (i) organization; (ii) calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); (iii) expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence (including related legal expenses) on its prospective portfolio companies; (iv) interest and fees payable on debt, if any, incurred to finance the Company’s investments and expenses related to unsuccessful portfolio acquisition efforts; (v) offerings of the Company’s common stock and other securities; (vi) investment advisory and management fees; (vii) expenses or fees payable under the Administration Agreement; (viii) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors; (ix) transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; (x) independent directors’ fees and expenses; (xi) costs of preparing and filing reports or other documents required by the SEC; (xii) costs of any reports, proxy statements or other notices to stockholders, including printing costs; (xiii) costs associated with proxy solicitation; (xiv) costs of any stockholders’ meetings, as well as the compensation of an investor relations professional responsible for the coordination and administration of stockholders’ meetings; (xv) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (xvi) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and (xvii) all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s officers and their respective staffs (including travel expenses).

The Company and the Adviser have separately agreed that, notwithstanding anything to the contrary set forth in the Advisory Agreement, the Adviser will waive a portion of the aggregate Base Management Fee and Incentive Fee payable under the Advisory Agreement in an amount equal to 50% of the expenses borne by the Company to prepare, assemble, print, and mail any proxy statement, notice of meeting, proxy card and any additional information furnished to stockholders (as well as the costs associated with any proxy solicitation), in each case, in connection with the Meeting.

The aggregate waiver of the Base Management Fee and Incentive Fee with respect to the Adviser’s Expense Credit shall commence with the Base Management Fee and Incentive Fee payable after the third full calendar quarter after the Effective Date and shall continue for each successive calendar quarter thereafter that the Base Management Fee and the Incentive Fee is payable until aggregate amount of the Adviser’s Expense Credit has been reimbursed in full; provided, however, that in no event shall the Adviser be required to waive (a) an aggregate amount of the Base Management Fee payable for any calendar quarter equal to more than 5% of the amount of the Base Management Fee payable for such calendar quarter and (b) an aggregate amount of the Incentive Fee payable for any calendar quarter equal to more than 5% of the amount of the Incentive Fee payable for such calendar quarter.

PROPOSAL

Below is a table depicting: (i) the Company’s actual expense ratio for the fiscal years ended December 31, 2016, 2015, 2014 and 2013; and (ii) restated, pro forma, expense ratios for those periods that assume implementation of the Advisory Agreement and Administration Agreement at the beginning of each such the fiscal year (January 1).

	2013		2014		2015		2016
	Historical	Pro Forma	Historical	Pro Forma	Historical	Pro Forma	Historical	Pro Forma
Annual Expenses (as a percentage of net assets attributable to common stock):(1)
Total employee compensation:(2)	3.68%	0.00%	3.99%	0.00%	4.15%	0.00%	4.02%	0.00%

Operating expenses:(3)	1.55%	1.32%	1.56%	1.25%	2.29%	1.24%	2.19%	1.36%
Interest and fees paid in connection with borrowed funds:(4)	5.83%	5.83%	5.42%	5.42%	5.10%	5.10%	5.04%	5.04%
Base Management Fees:(5)	—	4.00%	—	3.64%	—	3.75%	—	3.77%
Incentive Fees:(6)	—	1.80%	—	1.23%	—	1.27%	—	2.17%

Total annual expenses (as a percentage of net assets attributable to common stock):(7)	11.06%	12.95%	10.97%	11.54%	11.53%	11.36%	11.25%	12.34%

(1)	“Net assets attributable to common stock” equals the weighted average net assets for each fiscal year, which is approximately $602.7 million for 2013, approximately $655.8 million for 2014, approximately $723.9 million for 2015, and approximately $735.0 million for 2016.
(2)	“Total employee compensation” includes compensation and benefits and stock-based compensation of our employees for the relevant fiscal year.
(3)	“Operating expenses” includes all fees and expenses of our consolidated subsidiaries and excludes interests and fees on indebtedness for the relevant fiscal year.
(4)	“Interest and fees paid in connection with borrowed funds” represents our interest, fees and credit facility expenses, including our secured credit facilities with Wells Fargo Capital Finance LLC and MUFG Union Bank, N.A., our 7.00% notes due 2019, our 6.25% notes due 2024, our fixed rate asset-backed notes, and our Small Business Administration debentures.
(5)	“Base Management Fees” represents the contractual Base Management Fee that would have been in effect based on the average net assets for each fiscal year. For more detailed information about the Base Management Fees, please see “Terms of the Advisory Agreement” for more information.
(6)	“Incentive Fees” represents the portion of Incentive Fees paid with respect to net investment income and capital gains, if any, based on actual amounts that would have been incurred during each fiscal year, assuming that the Advisory Agreement was in effect for such period. Such Incentive Fees are based on performance, vary from period to period and would not have been paid unless our performance exceeded specified thresholds. Incentive Fees in respect of net investment income do not include Incentive Fees in respect of net capital gains. The portion of our Incentive Fee paid in respect of net capital gains would have been determined and payable in arrears as of the end of each calendar year and would have equaled 20.0% of our realized capital gains, if any, on a cumulative basis from January 1 through December 31 of each calendar year, computed net of all realized capital losses and unrealized capital depreciation for the same period. As we cannot predict our future net investment income or capital gains, the Incentive Fees paid in future periods, if any, may be substantially different than the fees that would have been earned during the periods shown above. For more detailed information about the Incentive Fees, please see “Terms of the Advisory Agreement” for more information.
(7)	“Total annual expenses” is the sum of “total employee compensation,” “operating expenses,” “interest and fees paid in connection with borrowed funds,” and, if applicable, “Base Management Fees” and “Incentive Fees.” “Total annual expenses” is presented as a percentage of weighted average net assets attributable to common stockholders because the holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) bear all of our fees and expenses, including the fees and expenses of our wholly-owned consolidated subsidiaries, all of which are included in this fee table presentation.

    PROPOSAL

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock, assuming the Advisory Agreement is approved by stockholders. These amounts are based upon our payment of annual operating expenses at the levels set forth in the table above and assume no additional leverage.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$119	$332	$516	$874

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. Moreover, while the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or lesser than 5%. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value (“NAV”), participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below NAV. Additionally, the comparison does not reflect any benefits the Company may receive from a portion of fixed expenses being born by new funds or accounts that the Adviser may manage (but there is no guarantee or assurance that the Adviser will be able to manage new funds or accounts that may absorb a portion of such expense).

The operating expenses in any fiscal year are not necessarily representative of the expenses that the Company expects to experience in the future. In that regard, and without giving effect to any consequences of the proposed externalization of the management of the Company, the Company has added to its senior executive personnel, which is projected to increase the Company’s compensation expense in the fiscal year ending December 31, 2017, should the Company not convert to external management. These additional costs would be absorbed by the Adviser, for the period after the Effective Date if stockholders approve the Advisory Agreement and the external management of the Company.

There is no assurance that the comparative unaudited results shown above would remain the same in the future. In fact, the Advisory Agreement could result in comparatively higher expenses. Whether expenses increase in future periods depends on a number of factors that are difficult to predict including, for example: (i) the amount of gross assets of the Company; (ii) the amount of assets held in cash and portfolio company investments; (iii) the amount of assets that will be invested pursuant to the Company’s investment strategy; (iv) yield on the Company’s investment portfolio; (v) income earned from the Company’s investment portfolio; and (vi) the amount of operating expenses (excluding advisory fees) that are incurred by the Company.

Indemnification

The Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, the Adviser, and its officers, managers, members, agents, employees, controlling persons, and any other person or entity affiliated with the Adviser, including, without limitation its general partner and the Administrator (collectively, the “Indemnified Parties”) are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under the Advisory Agreement or otherwise as an investment adviser of the Company.

PROPOSAL

Principal Executive Officers

The following individuals are anticipated to be the principal executive officers of the Adviser following approval by the stockholders of the Advisory Agreement. The principal business address of such individuals is 400 Hamilton Avenue, Suite 310 Palo Alto, California 94301.

Name	Position	Principal Occupation
Manuel Henriquez	Chief Executive Officer	The principal occupation of Mr. Henriquez is set forth below under “Present Management”

Mark Harris	Chief Financial Officer	The principal occupation of Mr. Harris is set forth below under “Present Management”

Scott Bluestein	Chief Investment Officer	The principal occupation of Mr. Bluestein is set forth below under “Present Management”

Andrew Olson	Vice President and Senior Controller	The principal occupation of Mr. Olson is set forth below under “Present Management”

Melanie Grace	General Counsel and Chief Compliance Officer	The principal occupation of Ms. Grace is set forth below under “Present Management”

Duration and Termination of Advisory Agreement

This Advisory Agreement will remain in effect for two years after the Effective Date. Thereafter, it will continue to renew automatically for successive annual periods so long as such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of stockholders holding a majority of the outstanding voting securities of the Company; and (ii) the vote of a majority of the Company’s Independent Directors, in either case, in accordance with the requirements of the 1940 Act. The Advisory Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by: (a) by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act); or (b) the Adviser following the initial two-year term of the Advisory Agreement. Furthermore, the Advisory Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

Notwithstanding the termination or expiration of the Advisory Agreement, the Adviser will be entitled to any amounts owed as payment of the Base Management Fee through the date of termination or expiration.

Terms of the Administration Agreement

The following description is qualified in its entirety by reference to the form of Administration Agreement attached hereto as Exhibit B.

Under the terms of the Administration Agreement entered into between the Company, the Adviser and the Administrator, the Administrator has agreed to perform, or oversee the performance of, the administrative services necessary for the operation of the Company. The Administrator has also agreed to provide the Company with office facilities (after the termination of the Company’s current leases), equipment, clerical, bookkeeping and record-keeping services at such facilities, and such other services as the Administrator, subject to review by the Board, may from time to time determine to be necessary or useful to perform its obligations under the Administration Agreement. The Administrator will also, on behalf of the Company, maintain relations with third-party custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

The Administrator will be responsible for the financial and other records that the Company is required to maintain and will prepare reports to stockholders, and reports and other materials filed with the SEC. The

    PROPOSAL

Administrator will provide, on the Company’s behalf, significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

The Company will reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement. If requested to perform significant managerial assistance to portfolio companies of the Company, the Administrator will be paid an additional amount based on the services provided, which will not exceed the amount the Company receives from the portfolio companies for providing this assistance.

The Administration Agreement will commence upon the Effective Date and remain in effect for two years, and thereafter will continue automatically for successive annual periods so long as such continuance is specifically approved at least annually by the Board. The Administration Agreement may be terminated at any time, without the payment of any penalty, by vote of the directors of the Company, or by the Administrator, upon 60 days’ written notice to the other party. The Administration Agreement may not be assigned by a party without the consent of the other party.

License Agreement

In the event the Advisory Agreement is approved, the Company plans to enter into a license agreement (the “License Agreement”) with the Adviser pursuant to which the Company will grant to the Adviser a royalty-free, exclusive (except as to the Company) and non-transferable license to use the name “Hercules Capital”, related trademarks and certain trade secrets in connection with the Adviser’s business. The trade secrets include, among other things, tools and financial models to analyze potential transactions (such as the Company’s proprietary SQL database). Pursuant to the License Agreement, the Adviser will own improvements made to the trade secrets and receive a limited right to the trade secrets to the extent necessary to use any such improvements. The License Agreement terminates upon the earlier of (i) Adviser and/or its affiliate ceasing to be the investment adviser to the Company or (ii) expiration or termination of the Advisory Agreement.

The Board’s Considerations

Management and counsel to the Company discussed the concept of externalization in general with the Board. The Independent Directors, meeting in executive session, determined to explore externalization and authorized management to develop a plan through which externalization could be accomplished. The Independent Directors also engaged separate independent outside counsel to advise them about externalization, the process for externalization and the evaluation and approval of an advisory agreement. As is set forth below, prior to its formal meetings to discuss and formally approve the Advisory Agreement, the Independent Directors met on numerous occasions, including meeting with the independent outside counsel, to review, discuss and negotiate the terms on which externalization could be sought.

Prior to approving the Advisory Agreement and Administration Agreement, and recommending that stockholders approve the Advisory Agreement, the Independent Directors evaluated the rationale for externalization offered by Company management, the proposed agreements and other related arrangements, including the one-time payments discussed herein, at multiple telephonic and in-person meetings. In its deliberations, the Board considered the likely impact on the Company and its stockholders if the Company externalized and if the Company failed to externalize, including among other things, the competitive environment, ensuring the continuity of management and the likely effect on performance and returns.

Meetings of the Board were held on April 3, 2017 and April 27, 2017 and at least a majority of the Independent Directors were present in person at such meetings. At those meetings, all the Independent Directors present

PROPOSAL

approved the Advisory Agreement and the Administration Agreement, the latter of which does not require stockholder approval. Mr. Henriquez recused himself from voting on those matters. The Independent Directors had the opportunity to consult in an executive session with independent counsel to the Independent Directors regarding the approval of the Advisory Agreement and Administration Agreement.

In reaching a decision to approve the Advisory Agreement, the Independent Directors reviewed a significant amount of information and considered, among other things:

(i)	the nature, extent and quality of the advisory and other services proposed to be provided to the Company by the Adviser;

(ii)	the investment performance of the Company;

(iii)	the potential for additional benefits to be derived by the Adviser and its affiliates, including the Administrator, as a result of the Company’s relationship with the Adviser;

(iv)	the Adviser’s estimated pro forma profitability with respect to managing the Company;

(v)	the costs of the services to be provided by the Adviser (including management fees, incentive fees and expense ratios), and estimated profits expected to be realized by the Adviser;

(vi)	the impact on the distribution rate; and

(vii)	the potential for economies of scale.

In particular, the Independent Directors considered the following:

Nature, Extent and Quality of Proposed Services. The Independent Directors considered the Adviser’s representation that the nature, quality and level of services proposed to be provided by the Adviser under the Advisory Agreement (or by the Administrator through the Administration Agreement) are expected to be at least the same as those being provided currently to the Company by the internal management team. The Independent Directors considered the continuity of management and the maintenance of service to the Company that would be provided by the Adviser. The Independent Directors examined the proposed organizational structure of the Adviser and its proposed financial resources. The Independent Directors considered the experience of the proposed members of the Adviser’s management team, noting that each has been involved with the management of the Company and its portfolio companies and has prior experience in connection with the types of investments proposed to be made by the Company. The Independent Directors accorded weight to the fact that, although the entering into the Advisory Agreement and the subsequent externalization of the Company’s management involves a restructuring of the Company, if implemented, the Advisory Agreement was not expected to disrupt the ongoing management of the affairs of the Company.

In addition, the Independent Directors considered the other terms and conditions of the Advisory Agreement, including the fact that the Advisory Agreement provides that the Adviser may only terminate the Advisory Agreement, at any time upon 60 days written notice, following the initial two year term of the Advisory Agreement. The Independent Directors concluded that the services to be provided under the Advisory Agreement are generally similar to those of comparable business development companies described in the market data provided by Company management and that it would be difficult to obtain similar services from other third party services providers.

Investment Performance. Because the Adviser is newly formed, the Independent Directors did not consider the investment performance of the Adviser. The Independent Directors, however, accorded significant weight to the performance of the Company and the Adviser’s representation that it is expected that the Company’s investment management and administrative services will be performed by substantially all of the Company’s current employees (including substantially all of the Company’s investment professionals) who will become employees of the Adviser and/or the Administrator upon the implementation of the Advisory Agreement.

    PROPOSAL

Potential Additional Benefits Derived by the Adviser. The Independent Directors also took into account the potential benefits to the Adviser and its affiliates, including the Administrator, of entering into an Advisory Agreement with the Adviser, particularly that it would allow the Adviser greater flexibility to manage other funds or accounts and thus grow the assets under the Adviser’s management. In this regard, the Independent Directors accorded weight to the benefits that could potentially flow to the Company and the Company’s stockholders from increased assets under the Adviser’s management including, in particular, those described above under “Proposed Externalization of the Company’s Management.” The Independent Directors considered the Adviser’s representation that it would seek to provide the Company with at least the same level, quality and nature of services currently being provided and that the Advisory Agreement restricts the Adviser from taking on any conflicting duties that would adversely affect its duties to the Company.

Profitability of the Adviser. The Independent Directors considered that the Adviser is newly formed, that its expected profitability is difficult to ascertain and that its profitability in the future will depend, in part, on its ability to secure other mandates to manage additional funds or accounts. Nevertheless, the Independent Directors considered a pro-forma rough estimate of the Adviser’s profitability that was provided by representatives of management and the Independent Directors observed that the estimated profitability level seemed reasonable. The Independent Directors also considered their ability to review the management fees and incentive fees on a periodic basis and seek updated profitability information from the Adviser at an appropriate time after the Company’s externalization was completed.

Costs of the Services Proposed to be Provided to the Company. The Independent Directors considered comparative data with respect to services rendered and the advisory fees (including the management fees and incentive fees) of other externally-managed business development companies with similar investment strategies, as well as the Company’s projected operating expenses and expense ratio compared to other externally-managed business development companies with similar investment strategies. Furthermore, the Independent Directors took into account that an asset-based fee offers a higher degree of certainty as to the Company’s expense ratio than the current internal arrangement and that the nature and structure of the proposed fee arrangements, including the breakpoints in the management fee and the tiered structure of the incentive fee, would align the interests of the Adviser with the interests of the Company’s stockholders. The Independent Directors also considered that as an externally managed business development company, the Company would not incur the same costs of employee compensation, including the costs of providing restricted stock and options to employees, that it has incurred to date as an internal managed business development company. Based upon their review and the information provided by Company management, the Independent Directors concluded that the proposed fees to be paid under the Advisory Agreement are fair and reasonable in light of the services proposed to be provided.

One-Time Compensation Expense Payment. If the Company’s stockholders approve the Advisory Agreement, it is anticipated that the Adviser would begin its duties in the middle of the Company’s fiscal year. The Independent Directors considered that, as a transitional matter, the Company would pay to the Adviser amounts consisting principally of compensation expenses accrued by the Company prior to the Effective Date. They also considered that, in return, the Adviser agreed to credit against future fees payable to it under the Advisory Agreement amounts that it receives from the Company and does not use for such purpose. The Independent Directors considered this arrangement and believe it to be fair and reasonable because amounts that may be payable by the Company will be borne by the Adviser and, to the extent such accruals do not in fact get paid, the Company will receive an equal economic benefit.

Economies of Scale. While recognizing the difficulty of determining future economies of scale with precision, the Independent Directors acknowledged that economies of scale may be shared with the Company in a number of ways, including, for example, through the imposition of management fee breakpoints and by initially setting relatively low management fees. The Independent Directors concluded that the current expense structure outlined in the Advisory Agreement appropriately reflects economies of scale for the benefit of the Company’s stockholders. The Independent Directors noted, however, that it would continue to evaluate the reasonableness of the Adviser’s fee and expense structure as the Adviser and the Company grow over time.

PROPOSAL

Conclusions. In view of the wide variety of factors that the Independent Directors considered in connection with their evaluation of the Advisory Agreement, which occurred over several in-person and telephonic meetings, including in executive session with independent counsel to the Independent Directors, it is not practical to quantify, rank or otherwise assign relative weights to the specific factors the Independent Directors considered in reaching their decision. Rather, the Independent Directors based their approval on the totality of information presented to, and the investigation conducted by, them. In considering the factors discussed above, individual Independent Directors may have given different weights to different factors. In evaluating the Advisory Agreement, the Independent Directors also relied on their previous knowledge, gained through meetings and other interactions with Company management and the services provided to the Company by the management team. In addition, the Independent Directors’ consideration of the proposed fee arrangements for the Company had the benefit of their historical consideration and oversight of the Company’s performance, compliance and operational structure, internal compensation arrangements and other related matters, during which lengthy discussions took place between the Board and Company management.

Based on their review of the above mentioned factors and discussion of the Advisory Agreement, the Independent Directors determined that the proposed fees to be paid under the Advisory Agreement were fair and reasonable in light of the services proposed to be provided. The Independent Directors then approved the Advisory Agreement and directed that the Advisory Agreement be submitted to stockholders for approval with the Independent Directors’ recommendation that stockholders of the Company vote to approve the Advisory Agreement. At such meeting, the Board also approved the transitional arrangements and approved proceeding with externalization. Mr. Henriquez recused himself from voting on this matter.

If the Company’s stockholders approve the Proposal, the Advisory Agreement will have an initial term of two years from the date of its implementation and will automatically renew for successive annual periods thereafter, but only so long as such continuance is specifically approved at least annually by both (i) the Board or by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, and (ii) the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by: (a) the vote of a majority of the outstanding voting securities of the Company; (b) the vote of the Company’s Directors; or (c) the Adviser following the initial term of the Advisory Agreement.

Present Management of the Company

Subject to the oversight of the Board, the Company’s investment portfolio currently is managed internally by the Company’s officers and employees. The Company does not pay any investment advisory fees, and services are provided by officers and employees in consideration of their employment and compensation in that regard. On the date of this Proxy Statement, the Company is internally managed under the oversight of seven Directors and served by a team of approximately 66 full-time employees, which number includes approximately 34 full-time investment professionals. The Company believes it has benefited from the combined resources and investment experience of all of the members of its team. Following approval by stockholders of the Advisory Agreement and the externalization of the Company’s management, it is contemplated that the Company’s investment management and administrative services will be performed by substantially all of the Company’s current employees (including substantially all of the Company’s investment professionals) who will become employees of the Adviser and/or the Administrator. Accordingly, the Company does not contemplate that there will be any material change to its functioning as it transitions into an externally managed business development company.

Below is a list of the Company’s senior management personnel, along with a description of their duties, responsibilities, education, experience, qualifications, and professional affiliations:

Manuel A. Henriquez

Manuel A. Henriquez is the Chairman, President and Chief Executive Officer as well as Co-Founder of the Company. Mr. Henriquez is a 30-year veteran of the venture capital and financing community. Under his

    PROPOSAL

leadership, the Company has completed investments of more than $6.5 billion to over 370 companies. Prior to founding the Company, Henriquez was a Managing Director at VantagePoint Venture Partners from August 2000 through July 2003 where he focused on technology investments. From November 1999 to March 2000, Mr. Henriquez served as the President and Chief Investment Officer of Comdisco Ventures, a division of Comdisco, Inc., a leading technology and financial services company. Prior to that, from March 1997 to November 1999, Mr. Henriquez was a Managing Director of Comdisco Ventures and a senior member of the investment team that originated over $2.0 billion of equipment lease, debt and equity transactions. Mr. Henriquez received a B.S. in Business Administration from Northeastern University and is a member of the University’s Board of Directors. He also serves on the Board of Directors for the Lucile Packard Foundation as well as the Children’s Health Council and is a longtime advocate for children’s health and education. Mr. Henriquez previously served on the Board of Directors for Charles Armstrong School, an independent elementary and middle school that serves students with language-based learning differences.

Mark R. Harris

Mark R. Harris joined the Company in August of 2015 as the Chief Financial Officer and Chief Accounting Officer, where he brings global expertise from living in Europe and Asia and has over 20 years of work experience in Investment Advisory and public company experiences. Prior to joining the Company, Mr. Harris served as the Chief Financial Officer of Avenue Capital Group’s Asia Strategy and was the Senior Managing Director/Head of Asia from 2006 to 2015. Prior to working at Avenue Capital, Mr. Harris served as the Corporate Financial Controller and Chief Accounting Officer for Hutchinson Telecommunications International Limited, an NYSE and Stock Exchange of Hong Kong-listed company. Prior to that, he was Vice President of Finance at Vsource, a NASDAQ-listed company, and served as a Manager in PricewaterhouseCoopers’ Global Capital Markets Group before joining Vsource. Mr. Harris earned a Bachelor of Science degree in Business Administration from California Polytechnic State University, San Luis Obispo, where he also serves on the Foundation Board, and an M.B.A. from the University of Chicago, Booth School of Business. Mr. Harris is also an active Certified Public Accountant in the state of California.

Scott Bluestein

Scott Bluestein joined the Company in November 2010 as Chief Credit Officer and was promoted to Chief Investment Officer in 2014. Mr. Bluestein brings more than 15 years of financial services, direct investment and credit experience to the Company. Prior to joining the Company, from February 2009 to November 2010, Mr. Bluestein served as founder and partner of Century Tree Capital Management, a fund established to make senior secured debt investments with warrants and equity co-investments in small and microcap public and private companies. Prior to that, Mr. Bluestein served from June 2003 to December 2009 as a Managing Director at Laurus—Valens Capital Management, where he had responsibility for a structured debt with equity investment team and portfolio, including new investments, portfolio management, and restructurings. Previously, Bluestein worked at UBS Investment Bank from 2000 to 2003, where he was a member of the Financial Technology Coverage Group. Mr. Bluestein received his B.B.A. in Finance from Emory University.

Melanie Grace

Melanie Grace joined the Company in August 2015 as General Counsel and Chief Compliance Officer. Ms. Grace served as the chief legal officer and corporate secretary of WHV Investments, an investment adviser in San Francisco, California from 2011 to 2015. At WHV, Ms. Grace also served as interim chief compliance officer and sat on numerous committees, including Management, Operations, Proxy and Chair of the Ethics Committee. Prior to Working at WHV, Ms. Grace was the chief counsel at the NYSE Euronext from 2005 to 2008, where she worked directly with the general counsel and senior legal staff, advising and delivering assistance in areas from corporate transactions, contracts, regulatory filings and compliance. Before working with NYSE Euronext, Ms. Grace worked as an associate for Fenwick & West in Palo Alto, California from 2000 to 2005, where she represented both public and private companies in public offerings, mergers and acquisitions and securities matters. Ms. Grace also served as an assistant in the Office of the General Counsel at FINRA where

PROPOSAL

she assisted on matters including Nasdaq delistings and broker/dealer disciplinary actions. Ms. Grace earned a Bachelor and Master of Arts degree in History from the University of California at Riverside and a Juris Doctor from Boston University School of Law. She is a member of the State Bar of California and is a designated Investment Adviser Certified Compliance Professional.

Andrew Olson

Andrew Olson joined the Company in September 2014 as Corporate Controller and is responsible for financial and regulatory reporting, and financial process and systems design and implementation. In June 2015, he was appointed interim chief financial officer and promoted to Vice President and Senior Controller. Prior to joining the Company, Olson served as a senior manager at PricewaterhouseCoopers LLP in their Finance Services Assurance practice from 2006 to 2014. While at PwC, Mr. Olson developed extensive experience providing audit and consulting services to both regional and international financial institutions of various sizes and asset classes. Mr. Olson earned a B.A in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant in the state of California.

The Company has organized the remainder of its management team and investment professionals around the four key elements of its investment process. (1) Origination; (2) Underwriting; (3) Documentation; and (4) Loan and Compliance Administration.

Functional Areas

Origination

The origination process for our investments includes sourcing, screening, preliminary due diligence and deal structuring and negotiation, all leading to an executed non-binding term sheet. As of December 31, 2016, our investment origination team, which consists of approximately 33 investment professionals, is headed by our Chief Investment Officer and our Chief Executive Officer. The origination team is responsible for sourcing potential investment opportunities and members of the investment origination team use their extensive relationships with various leading financial sponsors, management contacts within technology-related companies, trade sources, technology conferences and various publications to source prospective portfolio companies. Our investment origination team is divided into life sciences, technology, sustainable and renewable technology, and special situation sub-teams to better source potential portfolio companies.

In addition, we have developed a proprietary and comprehensive structured query language-based (“SQL”) database system to track various aspects of our investment process including sourcing, originations, transaction monitoring and post-investment performance. This proprietary SQL system allows our origination team to maintain, cultivate and grow our industry relationships while providing our origination team with comprehensive details on companies in the technology-related industries and their financial sponsors.

If a prospective portfolio company generally meets certain underwriting criteria, we perform preliminary due diligence, which may include high level company and technology assessments, evaluation of its financial sponsors’ support, market analysis, competitive analysis, identifying key management, risk analysis and transaction size, pricing, return analysis and structure analysis. If the preliminary due diligence is satisfactory, and the origination team recommends moving forward, we then structure, negotiate and execute a non-binding term sheet with the potential portfolio company. Upon execution of a term sheet, the investment opportunity moves to the underwriting process to complete formal due diligence review and approval.

Underwriting

The underwriting review includes formal due diligence and approval of the proposed investment in the portfolio company.

Due Diligence. Our due diligence on a prospective investment is typically completed by two or more investment professionals whom we define as the underwriting team. The underwriting team for a proposed investment

    PROPOSAL

consists of the deal sponsor who typically possesses general industry knowledge and is responsible for originating and managing the transaction, other investment professional(s) who perform due diligence, credit and corporate financial analyses and, as needed, our legal professionals. To ensure consistent underwriting, we generally use our standardized due diligence methodologies, which include due diligence on financial performance and credit risk as well as an analysis of the operations and the legal and applicable regulatory framework of a prospective portfolio company. The members of the underwriting team work together to conduct due diligence and understand the relationships among the prospective portfolio company’s business plan, operations and financial performance.

As part of our evaluation of a proposed investment, the underwriting team prepares an investment memorandum for presentation to the investment committee. In preparing the investment memorandum, the underwriting team typically interviews select key management of the company and select financial sponsors and assembles information necessary to the investment decision. If and when appropriate, the investment professionals may also contact industry experts and customers, vendors or, in some cases, competitors of the company.

Approval Process. The sponsoring managing director or principal presents the investment memorandum to our investment committee for consideration. The approval of a majority of our investment committee and an affirmative vote by our Chief Executive Officer is required before we proceed with any investment. The members of our investment committee are our Chief Executive Officer, our Chief Financial Officer, and our Chief Investment Officer. The investment committee generally meets weekly and more frequently on an as-needed basis.

Documentation

Our legal department administers the documentation process for our investments. This department is responsible for documenting the transactions approved by our investment committee with a prospective portfolio company. This department negotiates loan documentation and, subject to appropriate approvals, final documents are prepared for execution by all parties. The legal department generally uses the services of external law firms to complete the necessary documentation.

Loan and Compliance Administration

Our investment committee, supported by our investment team, credit team, and finance department, administers loans and track covenant compliance, if applicable, of our investments and oversees periodic reviews of our critical functions to ensure adherence with our internal policies and procedures. After funding of a loan in accordance with the investment committee’s approval, the loan is recorded in our loan administration software and our SQL-based database system. The investment team, credit team, and finance department are responsible for ensuring timely interest and principal payments and collateral management as well as advising the investment committee on the financial performance and trends of each portfolio company, including any covenant violations that occur, to aid us in assessing the appropriate course of action for each portfolio company and evaluating overall portfolio quality. In addition, the investment team and credit team advise the investment committee and the Audit Committee of our Board, accordingly, regarding the credit and investment grading for each portfolio company as well as changes in the value of collateral that may occur.

The investment team and credit team monitor our portfolio companies in order to determine whether the companies are meeting our financing criteria and their respective business plans and also monitors the financial trends of each portfolio company from its monthly or quarterly financial statements to assess the appropriate course of action for each company and to evaluate overall portfolio quality. In addition, our management team closely monitors the status and performance of each individual company through our SQL-based database system and periodic contact with our portfolio companies’ management teams and their respective financial sponsors.

Credit and Investment Grading System. Our investment team and credit team use an investment grading system to characterize and monitor our outstanding loans. Our investment team and credit team monitors and, when

PROPOSAL

appropriate, recommends changes to investment grading. Our investment committee reviews the recommendations and/or changes to the investment grading, which are submitted on a quarterly basis to the Audit Committee and our Board for approval.

From time to time, we identify investments that require closer monitoring or become workout assets. We develop a workout strategy for workout assets and our investment committee monitors the progress against the strategy. We may incur losses from our investing activities, however, we work with our troubled portfolio companies in order to recover as much of our investments as is practicable, including possibly taking control of the portfolio company. There can be no assurance that principal will be recovered.

We use the following investment grading system approved by our Board:

Grade 1	Loans involve the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk profile is generally favorable.

Grade 2	The borrower is performing as expected and the risk profile is neutral to favorable. All new loans are initially graded 2.

Grade 3	The borrower may be performing below expectations, and the loan’s risk has increased materially since origination. We increase procedures to monitor a borrower that may have limited amounts of cash remaining on the balance sheet, is approaching its next equity capital raise within the next three to six months, or if the estimated fair value of the enterprise may be lower than when the loan was originated. We will generally lower the loan grade to a level 3 even if the company is performing in accordance to plan as it approaches the need to raise additional cash to fund its operations. Once the borrower closes its new equity capital raise, we may increase the loan grade back to grade 2 or maintain it at a grade 3 as the company continues to pursue its business plan.

Grade 4	The borrower is performing materially below expectations, and the loan risk has substantially increased since origination. Loans graded 4 may experience some partial loss or full return of principal but are expected to realize some loss of interest which is not anticipated to be repaid in full, which, to the extent not already reflected, may require the fair value of the loan to be reduced to the amount we anticipate will be recovered. Grade 4 investments are closely monitored.

Grade 5	The borrower is in workout, materially performing below expectations and a significant risk of principal loss is probable. Loans graded 5 will experience some partial principal loss or full loss of remaining principal outstanding is expected. Grade 5 loans will require the fair value of the loans be reduced to the amount, if any, we anticipate will be recovered.

At March 31, 2017, our investments had a weighted average investment grading of 2.43. In the event that our stockholders approve the Advisory Agreement, we expect that the Adviser would continue to manage and operate the Company in substantially the same manner described above.

Managerial Assistance

As a business development company, we are required to offer, and provide upon request, managerial assistance to our portfolio companies. This assistance could involve monitoring the operations of our portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance. As an internally managed business development company, any such managerial assistance services would have been provided by our employees. We may, from time to time, receive fees for these services. In the event, such fees are incorporated into our operating income and are passed through to our stockholders. If our stockholders approve the Proposal, the Administrator will provide managerial assistance to our portfolio companies on our behalf. If requested to perform managerial

    PROPOSAL

assistance, the Administrator will be paid an additional amount based on the cost of the services provided, which amount will in any case not exceed the amount we receive from the portfolio companies for providing such assistance.

The Board holds formal quarterly meetings at which a report of actions taken since the most recent meeting is presented to the Directors. Additionally, the Board receives and reviews, at least quarterly, statements detailing changes in the Company’s portfolio of investments.

The current internally managed operations of the Company also include: supervision of relations with the Company’s custodian, attorneys, independent registered public accounting firm and others furnishing services to the Company; preparing stockholder communications and conducting stockholder relations; maintaining Company records; and insuring compliance with applicable laws, including state and federal securities laws.

Current Compensation under Internal Management Structure

The current employees and officers of the Company receive salaries, bonuses and benefits. Currently, the Company does not pay any investment advisory fees, and services are provided by officers and employees in consideration of their employment and compensation in that regard. The aggregate compensation of the three highest paid executive officers of the Company is set forth below. If the Company’s stockholders approve the Proposal, the Company would no longer incur the same cost related to compensating employees. For the fiscal year ended December 31, 2016, the Company accrued a total of approximately $29.5 million in salaries, bonuses and benefits to its employees.

	Salary	Bonus, Awards and Other Compensation
Manuel Henriquez	$803,154	$5,976,760
Scott Bluestein	$432,600	$2,099,595
Mark Harris	$412,000	$891,954

PROPOSAL

VOTE REQUIRED

The Advisory Agreement cannot become effective unless approved at the Meeting, or any adjournment thereof, by a majority of the outstanding voting securities of the Company (as defined in the 1940 Act). Such a majority means the affirmative vote of the holders of (a) 67% or more of the shares of the Company present at the Meeting, if the holders of more than 50% of the outstanding shares of the Company are present or represented by proxy, or (b) more than 50% of the outstanding shares of the Company, whichever is less.

The Board recommends a vote “FOR” the Advisory Agreement.

    VOTE REQUIRED

VOTING INFORMATION

A quorum is constituted by the presence in person or by proxy of the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker non-votes will not be treated as shares present at the Meeting.

In the event that a quorum is not present at the Meeting, or in the event that a quorum is present at the Meeting but sufficient votes to approve any proposal are not received, the persons named as proxies, or their substitutes, may propose one or more adjournments of the Meeting to permit the further solicitation of proxies. Any adjourned session or sessions may be held after the date set for the Meeting without notice, except announcement at the Meeting (or any adjournment thereof); provided, that if the Meeting is adjourned to a date that is more than 30 days after the date for which the Meeting was originally called, written notice will be provided to stockholders. Any adjournment will require the affirmative vote of a majority of the shares represented at the Meeting in person or by proxy. In the event that either (i) an adjournment is proposed because a quorum is not present or (ii) a quorum is present but sufficient votes to approve the Proposal are not received, the persons named as proxies will vote those proxies they are entitled to vote FOR the Proposal in favor of an adjournment, and will vote those proxies required to be voted AGAINST the Proposal against any such adjournment.

Most beneficial owners whose shares are held in street name will receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. A number of banks and brokerage firms are participating in a program that offers a means to grant proxies to vote shares via the Internet or by telephone. If your shares are held in an account with a bank or broker participating in this program, you may grant a proxy to vote those shares via the Internet or telephonically by using the website or telephone number shown on the instruction form received from your broker or bank.

VOTING INFORMATION

EXPENSES OF SOLICITATION

The costs to prepare, assemble, print, and mail any proxy statement, notice of meeting, proxy card and any additional information furnished to stockholders (as well as the costs associated with any proxy solicitation), in each case, in connection with the Meeting, will be borne by the Company. In the event that stockholders approve the Advisory Agreement, 50% of such costs and fees will be borne by the Adviser in the form of a credit against the fee payable to the Adviser under the Advisory Agreement. See “Terms of the Advisory Agreement—Payment of our expenses” above.

    EXPENSES OF SOLICITATION

OTHER MATTERS AND ADDITIONAL INFORMATION

Other Business at the Meeting.

The Board does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named as proxies to vote on such matters in accordance with their best judgment, unless specific instructions have been given.

Please note that only one copy of the Proxy Statement may be delivered to two or more stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by writing to us or by calling us at (650) 289-3060. Please direct your written requests to Melanie Grace, Secretary, Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MAY 3, 2017, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MELANIE GRACE, GENERAL COUNSEL, SECRETARY AND CHIEF COMPLIANCE OFFICER, HERCULES CAPITAL, INC., 400 HAMILTON AVENUE, SUITE 310, PALO ALTO, CA 94301. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

You are cordially invited to attend the special meeting of stockholders in person. Whether or not you plan to attend the special meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors

Melanie Grace

General Counsel, Secretary and Chief

Compliance Officer

                    , 2017

OTHER MATTERS AND ADDITIONAL INFORMATION

Exhibit A

FORM OF

INVESTMENT ADVISORY AGREEMENT

BETWEEN

HAMILTON ADVISERS LLC

AND

HERCULES CAPITAL INC.

This Agreement (“Agreement”) made this [1st] day of July of 2017, by and between Hercules Capital Inc., a Maryland corporation (the “Corporation”), and Hamilton Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation operates as a closed-end management investment company and has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Directors of the Corporation has approved the externalization of the Corporation’s management, subject to approval of the Corporation’s stockholders, and has retained the Adviser to furnish investment advisory services to the Corporation on the terms and conditions set forth herein, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth: (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation’s registration statement, as the same may be amended from time to time, (ii) in accordance with the 1940 Act and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s charter and by-laws.

Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Corporation;

(iii)	close and monitor the Corporation’s investments; determine the securities and other assets that the Corporation will purchase, retain, or sell; perform due diligence on prospective portfolio companies; and

(iv)	provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds.

The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s

    EXHIBIT A

investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to obtain new debt financing or modify any existing debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Corporation’s Board of Directors. The Adviser shall have authority to create or arrange for the creation of, and to maintain, special purpose vehicles and to make investments on behalf of the Corporation through such special purpose vehicles (or the Corporation’s current special purpose vehicles) in accordance with the 1940 Act.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) Subject to the requirements of the 1940 Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e) The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the 1940 Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports relating to the Corporation or the Corporation’s investments as the Board may reasonably request. The Adviser agrees that all books and records relating to the Corporation that the Adviser maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such books and records upon the Corporation’s request, provided that: (1) the Adviser may retain a copy of such books and records; (2) any surrender of books and records of the Corporation maintained by the Adviser shall by subject to any law, regulation and written and established documentation retention policies; and (3) the foregoing shall not require the alteration, modification, deletion or destruction of computer tapes or files or other media in the ordinary course.

2. Corporation’s Responsibilities and Expenses Payable by the Corporation. All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation.

The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to:

(i)	organization;

(ii)	calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm);

(iii)	expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence (including related legal expenses) on its prospective portfolio companies;

EXHIBIT A

(iv)	interest and fees payable on debt, if any, incurred to finance the Corporation’s investments and expenses related to unsuccessful portfolio acquisition efforts;

(v)	offerings of the Corporation’s common stock and other securities;

(vi)	investment advisory and management fees;

(vii)	expenses or fees payable under the Administration Agreement (the “Administration Agreement”) between the Corporation, the Adviser and Hamilton Capital Management LLC (the “Administrator”), the Corporation’s administrator;

(viii)	fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;

(ix)	transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes;

(x)	independent directors’ fees and expenses;

(xi)	costs of preparing and filing reports or other documents required by the Securities and Exchange Commission;

(xii)	costs of any reports, proxy statements or other notices to stockholders, including printing costs;

(xiii)	costs associated with proxy solicitation;

(xiv)	costs of any stockholders’ meetings, as well as the compensation of an investor relations professional responsible for the coordination and administration of stockholders’ meetings;

(xv)	the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(xvi)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and

(xvii)	all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under the Administration Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s officers and their respective staffs (including travel expenses).

3. Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) The Base Management Fee shall be calculated at an annual rate of (i) 2.0% on average gross assets of the Corporation at the end of the two most recently completed calendar quarters up to $1.65 billion; (ii) 1.75% on average gross assets of the Corporation at the end of the two most recently completed calendar quarters from $1.65 billion million to $2.0 billion; (iii) 1.50% on average gross assets of the Corporation at the end of the two most recently completed calendar quarters from $2.0 billion to $2.35 billion; (iv) 1.25% on average gross assets of the Corporation at the end of the two most recently completed calendar quarters over $2.35 billion.

For services rendered under this Agreement, the Base Management Fee will be payable quarterly in arrears, except as stated below. The Base Management Fee will be calculated based on the average gross assets at the end

    EXHIBIT A

of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter (any such adjustment for share issuances or repurchases, an “Issuance or Repurchase Adjustment”). Base Management Fees for any partial quarter will be appropriately pro-rated.

The Base Management Fee for the first calendar quarter ending after the effective date (the “First Base Management Fee Quarter”) of this Agreement shall be paid in advance by the Corporation to the Adviser on the effective date of this Agreement and appropriately pro-rated if the effective date of this Agreement is other than the first calendar day of the calendar quarter (the “First Quarter Base Management Fee”). The Base Management Fee for the second calendar quarter ending after the effective date (the “Second Base Management Fee Quarter”) of this Agreement shall be paid in advance by the Corporation to the Adviser on the first calendar day of the second calendar quarter after the effective date of this Agreement (the “Second Quarter Base Management Fee”).

The First Quarter Management Fee shall initially be calculated based upon the gross assets at the end of the most recently completed calendar quarter immediately preceding the First Base Management Fee Quarter (after taking into account any Issuance or Repurchase Adjustment). The Second Quarter Management Fee shall initially be calculated based upon the gross assets at the end of the First Base Management Fee Quarter (after taking into account any Issuance or Repurchase Adjustment).

At the time of the payment of the Base Management Fee for the third calendar quarter ending after the effective date of this Agreement (the “Third Quarter Base Management Fee”), the amount of the First Quarter Management Fee and the Second Quarter Management Fee will be adjusted (the “True-Up”) up (with the Third Quarter Base Management Fee being increased by any adjustment up) or down (with the Third Quarter Base Management Fee being decreased by any adjustment down) based on, in the case of the First Quarter Management Fee, the difference between the initial calculation of the First Quarter Management Fee and what such fee would be if it was calculated on the average gross asset value at the end of the First Base Management Fee Quarter and the quarter immediately preceding the First Base Management Fee Quarter (in each case, as adjusted to take into account any Issuance or Repurchase Adjustment) and in the case of the Second Quarter Management Fee, the difference between the initial calculation of the Second Quarter Management Fee and what such fee would be if it was calculated on the average gross asset value at the end of the Second Base Management Fee Quarter and the First Base Management Fee Quarter (in each case, after taking into account any Issuance or Repurchase Adjustment).

If this Agreement is terminated by the Corporation or the Advisor prior to the end of the Second Base Management Fee Quarter, the Advisor shall repay to the Corporation any amounts paid as the First Quarter Base Management Fee and the Second Quarter Base Management Fee pro-rated such that the Advisor will retain such portion of the First Quarter Base Management Fee and the Second Quarter Base Management Fee (in each case, after taking into account the True-Up) for the time prior to the termination of this Agreement.

(b)	The Incentive Fee shall be calculated and paid as set forth on Schedule A hereto.

4. Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments. In addition, prior to the Effective Date, the Adviser shall adopt and implement policies and procedures reasonably designed to prevent violations of the Advisers Act. In addition, prior to the Effective Date, the Adviser shall have provided to the Corporation, and shall provide the Corporation at such times in the future as the Corporation’s Board of Directors shall reasonably request, a copy of such policies and procedures (and any amendments thereto) and a report of such policies and procedures from the Adviser’s Chief Compliance Officer. Such report shall be of sufficient scope and in sufficient detail, as to permit the Corporation’s Board of Directors to approve the Adviser’s policies and procedures as required pursuant to Rule 38a-1 under the 1940 Act.

EXHIBIT A

5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

6. Limitations on the Employment of the Adviser. The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, member, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law).

During the initial two year term of this Agreement, the Adviser shall provide the Corporation no less than 30 days’ advance notice in writing of any proposed undertaking by the Adviser of material significance consisting of managing or advising any registered investment company, business development company, separately managed account or investment vehicle that would be a registered investment company, but for the exemptions available under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and will provide the Corporation’s Board of Directors, including the independent directors, with all information reasonably requested by the Corporation’s board of directors relevant to the Board’s consideration of the potential effect of such undertaking on the Adviser’s ability to carry out its obligations to the Corporation under this Agreement.

7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, member, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, member, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, member, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8. Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, members, agents, employees, controlling persons, and any other person or entity affiliated with the Adviser, including without limitation the Administrator (collectively, “Indemnified Parties”)) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Indemnified Parties, each of whom shall be deemed a third party beneficiary hereof, and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this

    EXHIBIT A

Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Indemnified Parties’ duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9. Effectiveness, Duration and Termination of Agreement; Management Team.

(a) This Agreement shall become effective as of the first date above written (the “Effective Date”) and unless earlier terminated, this Agreement shall continue in full force and effect for an initial two year term. Thereafter, this Agreement shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by: (a) the vote of a majority of the outstanding voting securities of the Corporation; (b) the vote of the Corporation’s Directors; or (c) the Adviser following the initial term of this Agreement. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). Under no circumstances shall this Agreement be assigned or transferred without the consent of the Corporation’s Board of Directors, including a majority of the independent directors. The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11. Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the 1940 Act.

12. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

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EXHIBIT A

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

HERCULES CAPITAL, INC.

By:
Name:
Title:

HAMILTON ADVISERS LLC

By:
Name:
Title:

    EXHIBIT A

SCHEDULE A TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN

HAMILTON ADVISERS LLC

AND

HERCULES CAPITAL INC.

Calculation and Payment of Incentive Fee

The Incentive Fee shall consist of two parts, as follows:

(1)	Investment Income Component

One part will be calculated and payable quarterly in arrears based on the Corporation’s pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income, including any other fees (other than fees for providing managerial assistance), such as amendment, commitment, origination, structuring, prepayment penalties, end-of-term, diligence and consulting fees, fees for serving as administrative agent under a loan or other fees that the Corporation receives from portfolio companies, accrued during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, any expenses or fees payable under the Administration Agreement, and any interest expense or amendment fees under any credit facility and distribution paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). For this purpose, pre-Incentive Fee net investment income also includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Corporation has not yet received in cash.

Pre-Incentive Fee net investment income does not include any realized capital gains, realized or unrealized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets (defined as total assets less indebtedness) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). The Corporation’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the Base Management Fee.

The Corporation will pay the Adviser an Incentive Fee with respect to the Corporation’s pre-Incentive Fee net investment income in each calendar quarter as follows:

(i) no Incentive Fee in any calendar quarter in which the Corporation’s pre-Incentive Fee net investment income does not exceed the hurdle rate of 1.75% for such quarter;

(ii) 100% of the Corporation’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than the Catch-Up Amount in any calendar quarter (the “Catch-up Amount” means an amount, determined annually, equal to .07 / 1 - .05 (which is approximately 7.3684% annually or approximately 1.8421% quarterly)) and is the portion of the pre-Incentive Fee net investment income that exceeds the hurdle rate and is designed to provide the Adviser with 5% of the Corporation’s pre-Incentive Fee net investment income, as if a hurdle rate did not apply, if net investment income exceeds 1.75% in any calendar quarter);

EXHIBIT A

(iii) 5% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds the Catch-up Amount but is less than 2% in any calendar quarter (8% annualized);

(iv) 10% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2% in any calendar quarter (8% annualized), but is less than 2.125% in any calendar quarter (8.5% annualized);

(v) 15% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.125% in any calendar quarter (8.5% annualized), but is less than 2.25% in any calendar quarter (9% annualized);

(vi) 20% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.25% in any calendar quarter (9% annualized), but is less than 2.375% in any calendar quarter (9.5% annualized);

(vii) 25% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.375% in any calendar quarter (9.5% annualized), but is less than 2.5% in any calendar quarter (10% annualized); and

(vii) 30% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.5% in any calendar quarter (10% annualized).

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.

(2)	Capital Gains Component

The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending December 31, 2017, and will equal 20% of the Corporation’s realized capital gains, if any, on a cumulative basis from January 1 through December 31 of each calendar year (except, in the case of the calendar year ended December 31, 2017, for the period commencing on the date hereof and ending on December 31, 2017), computed net of all realized capital losses for the same period and unrealized capital depreciation for the same period.

In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

Set forth below are illustrative examples of the Corporation’s quarterly Incentive Fee calculation:

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Related Portion of Incentive Fee (*):

Alternative 1:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.25%

Hurdle(1) = 1.75%

Base management fee(2) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%

Pre-Incentive Fee Net Investment Income

    EXHIBIT A

(investment income—(base management fee + other expenses)) = 1.55%

Pre-Incentive Fee Net Investment Income does not exceed hurdle; therefore there is no incentive fee.

Alternative 2:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.50%

Hurdle(1) = 1.75%

Base management fee(2) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%

Pre-Incentive Fee Net Investment Income

(investment income—(base management fee + other expenses)) = 1.80%

Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee

Incentive Fee = (100% x “Catch-Up”) + (the greater of 0% AND

((5% x (the lesser of 2.00% OR pre-incentive fee net investment income, if greater than 1.8421% – 1.8421%) +

(10% x (the lesser of 2.125% OR pre-incentive fee net investment income, if greater than 2.00% – 2.0%) +

(15% x (the lesser of 2.25% OR pre-incentive fee net investment income, if greater than 2.125% – 2.125%) +

(20% x (the lesser of 2.375% OR pre-incentive fee net investment income, if greater than 2.25% – 2.25%) +

(25% x (the lesser of 2.50% OR pre-incentive fee net investment income, if greater than 2.375% – 2.375%) +

(30% x (pre-incentive fee net investment income, if greater than 2.50% – 2.50%))

= (100% x (1.80% - 1.75%) + (the greater of 0% and (5% x (1.80% - 1.8421%))

= (100% x (0.05%) + 0%

= 0.05%

Alternative 3:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 4.00%

Hurdle(1) = 1.75%

Base management fee(2) = 0.50%

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%

Pre-Incentive Fee Net Investment Income

(investment income—(base management fee + other expenses)) = 3.30%

Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee

Incentive Fee = (100% x “Catch-Up”) + (the greater of 0% AND

((5% x (the lesser of 2.00% OR pre-incentive fee net investment income, if greater than 1.8421% – 1.8421%) +

(10% x (the lesser of 2.125% OR pre-incentive fee net investment income, if greater than 2.00% – 2.0%) +

(15% x (the lesser of 2.25% OR pre-incentive fee net investment income, if greater than 2.125% – 2.125%) +

(20% x (the lesser of 2.375% OR pre-incentive fee net investment income, if greater than 2.25% – 2.25%) +

(25% x (the lesser of 2.50% OR pre-incentive fee net investment income, if greater than 2.375% – 2.375%) +

(30% x (pre-incentive fee net investment income, if greater than 2.50% – 2.50%))

= (100% x (1.8421% - 1.75%) + (the greater of 0% and (5% x (2.00% –1.8421%) + (10% x (2.125% – 2.0%) + (15% x (2.25% – 2.125%) + (20% x (2.375% – 2.25%) + (25% x (2.50% – 2.375%) + (30% x (3.30% – 2.50%))

EXHIBIT A

= (100% x (0.0921%) + (5% x 0.16%) + (10% x 0.125%) + (15% x 0.125%) + (20% x 0.125%) + (25% x 0.125%) + (30% x 0.80%)

= (100% x (0.0921%) + (0.0079%) + (0.0125%) + (0.01875%) + (0.0250%) + (0.03125%) + (0.240%)

= 0.4275%

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1:

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

Year 3: FMV of Investment B determined to be $25 million

Year 4: Investment B sold for $31 million

The capital gains portion of the incentive fee, if any, would be:

Year 1: None

Year 2: $6 million capital gains incentive fee

$30 million realized capital gains on sale of Investment A multiplied by 20%

Year 3: None

Year 4: $200,000 capital gains incentive fee

$1 million cumulative realized capital gains multiplied by 20%

Alternative 2:

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

Year 4: FMV of Investment B determined to be $35 million

Year 5: Investment B sold for $20 million

The capital gains portion of the incentive fee, if any, would be:

Year 1: None

    EXHIBIT A

Year 2: $5 million capital gains incentive fee

20% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B)

Year 3: $1.0 million capital gains incentive fee (20% multiplied by $5 million)

Year 4: None

Year 5: None

EXHIBIT A

Exhibit B

FORM OF ADMINISTRATION AGREEMENT

BETWEEN

HAMILTON CAPITAL MANAGEMENT,

HAMILTON ADVISERS LLC

AND

HERCULES CAPITAL INC.

AGREEMENT (this “Agreement”) made as of [July 1, 2017] by and between Hercules Capital, Inc., a Maryland corporation (hereinafter referred to as the “Corporation”), Hamilton Advisers, LLC, a Delaware limited liability company (hereinafter referred to as the “Adviser”), and Hamilton Capital Management LLC, a Delaware limited liability company, (hereinafter referred to as the “Administrator”).

WITNESSETH:

WHEREAS, the Corporation is a closed-end non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (hereinafter referred to as the “1940 Act”);

WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth; and

WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:

1. Duties of the Administrator

(a) Employment of Administrator. The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with office facilities, after the termination of the Corporation’s current leases, equipment, clerical, bookkeeping and record keeping services at such facilities and such other

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services as the Administrator, subject to review by the Board of Directors of the Corporation, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, investment advisers or managers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator shall be responsible for the financial and other records that the Corporation is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). The Administrator will provide on the Corporation’s behalf significant managerial assistance to those portfolio companies to which the Corporation is required to provide such assistance. In addition, the Administrator will assist the Corporation in determining and publishing the Corporation’s net asset value, overseeing the preparation and filing of the Corporation’s tax returns, and the printing and dissemination of reports to stockholders of the Corporation, and generally overseeing the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.

2. Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by the 1940 Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. Notwithstanding the foregoing, any such surrender of books and records shall be subject to any laws or regulation or written and established document retention policies of the Administrator. Nothing herein shall require the alteration, modification, deletion or destruction or computer tapes or files or other media in the ordinary course.

3. Confidentiality

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P under the Gramm-Leach-Bliley Act, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and

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providing personnel and, to the extent applicable, facilities hereunder. If requested to perform significant managerial assistance to portfolio companies of the Corporation, the Corporation shall reimburse the Administrator an additional amount based on the services provided, which shall not exceed the amount the Corporation receives from the portfolio companies for providing this assistance.

The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Adviser, pursuant to that certain Investment Advisory Agreement, dated as of [July 1, 2017] by and between the Corporation and the Adviser. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organization; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence (including related legal expenses) on its prospective portfolio companies, and expenses related to unsuccessful portfolio acquisition efforts; expenses incurred by the Adviser in connection with attending investor and analyst meetings, non-deal roadshows and all related shareholder outreach program costs; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees payable under this Agreement; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC; costs of any reports, proxy statements or other notices to stockholders, including printing costs; costs associated proxy solicitations; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under this Agreement based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent, after the termination of the Corporation’s current leases, and the allocable portion of the cost of the Corporation’s officers and their respective staffs (including travel expenses).

Prior to the termination of the Corporation’s current lease arrangements, all reimbursements to be paid by the Corporation to the Administrator will be reduced by the amount of any lease payments made by the Corporation during the period minus the amount of the Corporation’s allocable portion of such lease payments.

At its election, the Administrator may elect to receive payment under this Agreement in the form of a percentage of assets under management by the Corporation, rather than based on the sum of the actual expenses accrued. Such percentage shall be in an amount mutually agreed by the Administrator and the Corporation.

5. Limitation of Liability of the Administrator

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member) shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Corporation, and the Corporation shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof, collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action,

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suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

6. Activities of the Administrator

It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and the directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise. The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others.

7. Duration and Termination of this Agreement

This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Corporation for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Corporation and (ii) a majority of those directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the directors of the Corporation, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

8. Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9. Governing Law

This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the 1940 Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, if any, the latter shall control.

10. Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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11. Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

HERCULES CAPITAL, INC.

By:
Name:
Title:

HAMILTON CAPITAL MANAGEMENT LLC

By:
Name:
Title:

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Hercules Capital, Inc.

400 Hamilton Avenue

Palo Alto, California 94301

Attn: Melanie Grace

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 Anywhere Street

Any City, ON A1A !A!

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<XXXXX>1-X#####	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

<ISSNAME1>			For	Against	Abstain
The Board of Directors recommends you vote FOR the following:

1.	Approval of an Investment Advisory Agreement between Hercules Capital, Inc. and Hamilton Advisers, LLC.		☐	☐	☐

2.	Any other business as may properly come before the meeting or any adjournment thereof.		☐	☐	☐

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officers.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

HERCULES CAPITAL, INC.

SPECIAL MEETING OF STOCKHOLDERS

JUNE 29, 2017 9:00 A.M.

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Manuel A. Henriquez and Scott Bluestein, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HERCULES CAPITAL, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 09:00 AM PT on June 29, 2017 at the Four Seasons Hotel, 2050 University Avenue, East Palo Alto, California 94303.

Continued and to be signed on reverse side.

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